Exhibit 99.10

BUDGET 2018

WORKING FOR YOU

FIRST QUARTERLY REPORT
SEPTEMBER 2018

British Columbia

First Quarterly Report

Fiscal Plan Update

2018/19 — 2020/21,

2018/19 Economic Outlook and

Financial Forecast

&

Three Month Results

April — June 2018

British Columbia Cataloguing in Publication Data

British Columbia. Ministry of Finance.
Quarterly report on the economy, fiscal situation and Crown corporations. — ongoing–

Quarterly.
Title on cover: Quarterly report.
Continues: British Columbia. Ministry of Finance.
Quarterly financial report. ISSN 0833-1375.
ISSN 1192-2176 — Quarterly Report on the economy, fiscal situation and Crown corporations.

1. Finance, Public — British Columbia — Accounting — Periodicals. 2. British Columbia — Economic conditions— 1945– — Periodicals.*
3. Corporations, Government — British Columbia— Accounting — Periodicals. I. Title.

HJ13.B77 354.711’007231’05

TABLE OF CONTENTS

2018/19 First Quarterly Report	September 7, 2018

Updated Fiscal Plan – 2018/19 to 2020/21

Tables:
Updated Fiscal Plan 2018/19 to 2020/21		1

Part One — Updated 2018/19 Financial Forecast

Introduction		5

Revenue		7

Expense		10
Consolidated Revenue Fund (CRF) Spending		10
Spending Recovered from Third Parties		11
Operating Transfers to Service Delivery Agencies		11
Service Delivery Agency Spending		11

Full-Time Equivalents for the BC Public Service		11

Provincial Capital Spending		12
Projects Over $50 Million		12

Provincial Debt		14

Risks to the Fiscal Forecast		15

Supplementary Schedules		16

Tables:
1.1	2018/19 Forecast Update	5
1.2	2018/19 Forecast – Changes from Budget 2018	6
1.3	2018/19 Capital Spending Update	12
1.4	2018/19 Provincial Debt Update	14
1.5	2018/19 Operating Statement	17
1.6	2018/19 Revenue by Source	18
1.7	2018/19 Expense by Ministry, Program and Agency	19
1.8	2018/19 Expense by Function	20
1.9	2018/19 Capital Spending	21
1.10	Capital Expenditure Projects Greater Than $50 million	22
1.11	2018/19 Provincial Debt	25
1.12	2018/19 Statement of Financial Position	26

Part Two — Economic Review and Outlook

Summary		27

British Columbia Economic Activity and Outlook		27
Labour Market		28
Consumer Spending and Housing		29
Business and Government		32
External Trade and Commodity Markets		32
Demographics		34
Inflation		34

Table of Contents

Risks to the Economic Outlook		35

External Outlook		35
United States		35
Canada		38
Asia		40
Europe		41
Financial Markets		41
Interest Rates		41
Exchange Rate		43

Tables:
2.1	British Columbia Economic Indicators	28
2.2	US Real GDP Forecast: Consensus vs Ministry of Finance	38
2.3	Canadian Real GDP Forecast: Consensus vs Ministry of Finance	39
2.4	Private Sector Canadian Interest Rate Forecasts	42
2.5	Private Sector Exchange Rate Forecasts	43
2.6.1	Gross Domestic Product (GDP): British Columbia	44
2.6.2	Selected Nominal Income and Other Indicators: British Columbia	45
2.6.3	Labour Market Indicators: British Columbia	45
2.6.4	Major Economic Assumptions	46

Appendix — Fiscal Plan Update

Tables:
A1	Material Assumptions – Revenue	47
A2	Natural Gas Price Forecasts – 2018/19 to 2020/21	52
A3	Material Assumptions – Expense	53
A4	Operating Statement – 2011/12 to 2020/21	56
A5	Revenue by Source – 2011/12 to 2020/21	57
A6	Revenue by Source Supplementary Information – 2011/12 to 2020/21	58
A7	Expense by Function – 2011/12 to 2020/21	59
A8	Expense by Function Supplementary Information – 2011/12 to 2020/21	60
A9	Full-Time Equivalents (FTEs) – 2011/12 to 2020/21	61
A10	Capital Spending – 2011/12 to 2020/21	62
A11	Statement of Financial Position – 2011/12 to 2020/21	63
A12	Changes in Financial Position – 2011/12 to 2020/21	64
A13	Provincial Debt – 2011/12 to 2020/21	65
A14	Provincial Debt Supplementary Information – 2011/12 to 2020/21	66
A15	Key Provincial Debt Indicators – 2011/12 to 2020/21	67

First Quarterly Report 2018/19

ii

UPDATED FISCAL PLAN — 2018/19 to 2020/21

($ millions)	2018/19	2019/20	2020/21

Budget 2018 Fiscal Plan	219	281	284
Fiscal Plan Updates:
Taxation revenue	791	214	(376)
Natural resources revenue	495	497	383
Contributions from the federal government	191	240	284
Other revenue	82	99	200
Commercial Crown corporation net income	63	75	109
Foreign film tax credits	(379)	(399)	(561)
Service delivery agency net spending	(154)	(224)	(252)
Other spending — mainly statutory	(639)	27	13
Lower contingencies allocation	—	—	100
Updated fiscal plan surplus	669	810	184

Prudence included in fiscal plan:
Contingencies	(550)	(750)	(650)
Forecast allowance	(350)	(500)	(600)

Capital spending:
Taxpayer-supported capital spending	5,579	5,439	5,625
Self-supported capital spending	4,078	3,015	3,333
	9,657	8,454	8,958
Provincial Debt:
Taxpayer-supported debt	44,717	46,698	50,072
Self-supported debt	23,447	24,410	25,518
Total debt (including forecast allowance)	68,514	71,608	76,190

Taxpayer-supported debt-to-GDP ratio	15.3%	15.3%	15.8%
Taxpayer-supported debt-to-revenue ratio	82.0%	82.3%	87.5%

Balanced Financial Outlook

The fiscal plan update in the first Quarterly Report reflects BC’s ongoing fiscal sustainability and the ability to continue investing in the priorities outlined in Budget 2018 — most notably, affordable housing solutions and affordable, available child care.

Compared to Budget 2018, revenue improvements are $1.6 billion in 2018/19, $1.1 billion in 2019/20, and $0.6 billion in 2020/21. Expense projections also increased by $1.2 billion in 2018/19, $0.6 billion in 2019/20, and $0.7 billion in 2020/21. These changes result in $0.9 billion in increased surpluses over the three year plan.

Taxation revenue improvements over the fiscal plan include personal and corporate income tax revenue increases of $1.7 billion mainly due to the impacts of higher 2017 tax assessments and federal government policy changes and instalment payments affecting corporate income tax revenue. This is partly offset by reduced revenue from property transfer and provincial sales taxes totalling $1.1 billion mainly due to the effects of slower activity in the housing market, especially with respect to residential unit sales, and the impact of lower year-to-date taxable sales.

Over the three years, natural resource revenue is $1.4 billion higher than Budget 2018 mainly reflecting projected improvements in forest revenues, mineral taxes and natural gas royalties.

Projections of federal government transfers are $0.7 billion higher over the fiscal plan period due to the impact of a higher provincial population share of the national total for the Canada Health Transfer and Canada Social Transfer entitlements and an improved outlook for direct transfers to the SUCH sector agencies (schools, universities, colleges, health authorities).

First Quarterly Report 2018/19

Updated Fiscal Plan — 2018/19 to 2020/21

Other revenue from taxpayer-supported sources are forecast to be up $0.4 billion over the ensuing three years mainly due to increased projections for fees collected by post-secondary institutions and health authorities.

Commercial Crown corporation net income projections have increased by a total $0.2 billion over the fiscal plan horizon due to improvements in the outlooks for the BC Lottery Corporation, reflecting expected casino and community gaming revenue growth, and BC Liquor Distribution Branch, reflecting projections for the wholesale distribution and retail sales of non-medical cannabis.

Compared to Budget 2018, forecast expenses in 2018/19 are $1.2 billion higher primarily due to an increase of $639 million for disaster response and $379 million for foreign film tax credits. Expenses in the remaining two years of the fiscal plan are anticipated to increase by $0.6 billion in 2019/20 and $0.7 billion in 2020/21 mainly due to higher foreign film tax credits and service delivery agency net spending.

The plan continues to include a total of $2.6 billion in funding available for priority spending initiatives to be developed for future budgets such as government’s reconciliation commitments to Indigenous peoples, and to accommodate new compensation mandate costs and caseload pressures.

Stable Economic Growth

The first Quarterly Report forecasts BC real GDP growth of 2.2 per cent in 2018 and 1.8 per cent in 2019. The economic outlook is 0.1 percentage point lower in 2018 and 0.2 percentage points lower in 2019 than projected in Budget 2018, primarily reflecting tempered year-to-date activity in the labour and housing markets, alongside weaker than projected exports and consumer spending. The general outlook for BC’s economy for 2020 and beyond calls for stable growth of 2.0 per cent, in line with previous expectations, as the balance of risks to the domestic and global economy remains largely unchanged over the medium-term.

British Columbia’s Economic Outlook

The first Quarterly Report forecast for BC real GDP growth is 0.2 percentage points lower than the current average outlook of six private sector forecasters (a subset of the Economic Forecast Council) for both 2018 and 2019.

Prudent Economic Forecast

This acknowledges the downside risks to the economic forecast and is one of the levels of prudence built into the fiscal plan. Downside risks to BC’s economic outlook include uncertainty regarding global trade policy as well as ongoing economic challenges in Asia and the euro zone. Additionally, there are risks related to monetary policy tightening and the volatility associated with commodity prices and the exchange rate outlook.

Capital Investments

Taxpayer-supported capital spending on hospitals, education facilities, transportation infrastructure, housing and other projects is financed through a combination of provincial borrowing, funding provided by third parties, and from agencies’ internal cash flows. Taxpayer-supported capital spending is forecast to total $16.6 billion over the fiscal plan period, representing an increase of $0.9 billion over the Budget 2018 forecast, mainly in the health and transportation sectors.

First Quarterly Report 2018/19

Updated Fiscal Plan — 2018/19 to 2020/21

Over the three years, self-supported infrastructure spending by commercial Crown corporations totals $10.4 billion, virtually unchanged from the Budget 2018 projections.

Debt Affordability

Government’s key debt affordability metric, the taxpayer-supported debt to GDP ratio has improved from Budget 2018 and is forecast to remain below 16 per cent over the plan period. Taxpayer-supported debt to revenue is also lower than projected at Budget 2018 and is forecast to remain within a reasonable range over the fiscal plan at below 90 per cent. Both metrics are forecast to remain lower than the average over the last five years.

Taxpayer-supported debt is projected to increase by $6.5 billion over the plan period to reach $50.1 billion by 2020/21, mainly due to record levels of planned investment in capital infrastructure.

Total provincial debt is projected to increase by $11.3 billion over the three year plan, reaching $76.2 billion by the end of 2020/21, $0.9 billion lower than the forecast in Budget 2018.

Taxpayer-Supported Debt-to-GDP

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

•             risks to the BC economic outlook, largely due to the continued uncertainty surrounding global economic activity, including uncertainty around tariffs, the softwood lumber dispute and the NAFTA renegotiations;

•             assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices, weather conditions, as well as the financial results of ICBC and decisions that may arise from the comprehensive review of BC Hydro;

•             potential changes to federal government transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•             statutory spending pressures for costs associated with responding to emergencies such as wildfires and floods as well as the continuing uptake of refundable film tax credits; and

•             utilization rates for government services such as health care, children and family services, and income assistance.

Government incorporates four main levels of prudence in its projections to help mitigate the risks to the fiscal plan:

•             The outlook for BC’s real GDP growth is lower than the current private sector average outlook (0.2 percentage points lower in both 2018 and 2019).

•             The updated fiscal plan includes Contingencies vote allocations of $550 million in 2018/19, $750 million in 2019/20 and $650 million in 2020/21 to help manage unexpected pressures and fund priority initiatives.

•             The forecast allowance allocations are maintained at $350 million in 2018/19, $500 million in 2019/20, and $600 million in 2020/21 to guard against volatility, including revenue changes.

•             The natural gas revenue forecast continues to incorporate a prudent price forecast that is within the 20th percentile of the private sector forecasts.

Conclusion

The Province’s financial outlook remains balanced and debt metrics remain affordable, allowing government to continue its focus on the two key priorities of Budget 2018: housing affordability and universal child care.

First Quarterly Report 2018/19

PART ONE — UPDATED 2018/19 FINANCIAL FORECAST

Introduction

Table 1.1         2018/19 Forecast Update

		First
	Budget	Quarterly
($ millions)	2018	Report
Revenue	54,193	55,815
Expense	(53,624)	(54,796)
Forecast allowance	(350)	(350)
Surplus	219	669

Capital spending:
Taxpayer-supported capital spending	5,174	5,579
Self-supported capital spending	4,061	4,078
	9,235	9,657
Provincial Debt:
Taxpayer-supported debt	45,198	44,717
Self-supported debt	23,824	23,447
Total debt (including forecast allowance)	69,372	68,514
Taxpayer-supported debt to GDP ratio	15.5%	15.3%
Taxpayer-supported debt to revenue ratio	84.9%	82.0%

The first quarter outlook for 2018/19 forecasts an operating surplus of $669 million — $450 million higher than the projection in Budget 2018. The revenue forecast has increased by $1.6 billion due to improvements in most revenue sources, and the expense forecast is $1.2 billion higher mostly due to fire management costs and higher uptake of film tax credits.

Chart 1.1 2018/19 Surplus — Major Changes from Budget 2018

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Table 1.2         2018/19 Forecast — Changes from Budget 2018

($ millions)	Q1 Update

2018/19 surplus — Budget 2018 (February 20, 2018)		219
Revenue changes:
Personal income tax — mainly higher 2017 tax assessments	621
Corporate income tax — increased prior-year adjustment, reflecting higher 2017 tax assessments, and higher federal government instalments	463
Property transfer tax — weaker year-to-date sales results	(250)
Provincial sales tax — weaker year-to-date results	(48)
Other taxation sources	5
Natural gas royalties — lower prices and increased utilization of royalty programs partially offset by higher natural gas liquids royalties and natural gas volumes	(20)
Coal, metals and minerals — mainly higher coal prices	82
Forests — mainly higher stumpage rates	380
Other natural resources — mainly higher electricity prices	53
Other revenue — higher revenue from fees and miscellaneous sources, partly offset by lower investment earnings	82
Health and social transfers — higher population share	176
Other federal government transfers — mainly increased transfers to SUCH sector entities partly offset by BC’s share of a lower federal excise tax on cannabis	15
Commercial Crown corporation net income:
BC Lottery Corporation — mainly stronger casino and community gaming revenue	65
Other commercial Crown corporations	(2)
Total revenue changes		1,622
Less : expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Fire management costs	477
Emergency Program Act — primarily higher flood-related costs	162
BC Training and Education Savings grant — higher projected uptake	11
Elections BC — mainly for the referendum on electoral reform	21
Film tax credits — mainly the impact of higher 2017 tax assessment results	379
Prior year liability and other adjustments	(3)
Management of public debt (net) — reflects revisions to scheduled borrowing	(4)
Spending funded by third party recoveries	(25)
Changes in spending profile of service delivery agencies:
School districts	31
Universities	82
Colleges	30
Health authorities and hospital societies	132
Other service delivery agencies	98
(Increase) decrease in transfers to service delivery agencies (elimination)	(219)
Total expense increases (decreases)		1,172
Total changes		450
2018/19 surplus — First Quarterly Report		669

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Projected taxpayer-supported capital spending in 2018/19 is $405 million higher than forecast in Budget 2018, mainly in the health, transportation, and housing sectors. The self-supported capital spending forecast is $17 million higher than budget, mostly due to BC Liquor Distribution Branch investments related to the legalization of non-medical cannabis, partially offset by reduced spending across BC Hydro’s capital portfolio from project timing changes and cost savings.

The total debt forecast has decreased by $858 million compared to Budget 2018. Taxpayer-supported debt is forecast to end the year $481 million lower mainly as a result of higher operating cash flow. Self-supported debt is forecast to be $377 million lower at the end of 2018/19 primarily as a result of the lower 2017/18 ending balance and higher internal financing within the commercial Crown corporations.

As a result of the higher revenue and lower debt forecasts, the taxpayer-supported debt to revenue ratio is now expected to end 2018/19 at 82.0 per cent — a 2.9 percentage point improvement compared to Budget 2018. Lower forecast debt levels also improve the taxpayer-supported debt to GDP ratio by 0.2 percentage points compared to budget. Taxpayer-supported debt to GDP is now forecast to end the year at 15.3 per cent.

Revenue

Revenue for 2018/19 is forecast to be $55.8 billion — $1.6 billion higher than the projection in Budget 2018. The improvement reflects additional revenue from taxation sources, natural resources, federal government contributions, other taxpayer-supported revenues and commercial Crown corporation net income.

Detailed revenue projections are disclosed in Table 1.6, and key assumptions and sensitivities relating to revenue are provided in Table A.1. An analysis on historical volatility of major economic drivers can be found in the 2018 BC Financial and Economic Review (pages 14-15). For 2018/19, the major changes from the Budget 2018 forecast include the following:

Chart 1.2 Revenue Changes from Budget 2018

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Income Tax Revenue

Personal income tax revenue is up $621 million, reflecting stronger 2017 tax assessments and higher assumed 2018 household income growth. The increased revenue includes a one-time $321 million prior-year adjustment related to 2017/18 and a $300 million ongoing base impact beginning in 2018/19.

Corporate income tax revenue is up $463 million due to increased advance instalments from the federal government and an assumed higher prior year settlement payment. The higher forecast for advance instalments is due to an improved federal government outlook for national corporate profits in 2018. The increased projection of the prior year settlement payment reflects stronger 2017 provincial tax assessment results.

Consumption and Other Tax Revenue

Provincial sales tax revenue is down $48 million mainly reflecting lower year-to-date taxable sales.

Property transfer tax revenue is down $250 million due to slower activity in the housing market, reflecting a lower number of sales transactions. The revised forecast of $1,985 million includes the 20 per cent foreign buyers’ tax, estimated at $227 million (down from $234 million estimated at budget).

The 2018/19 forecast for employer health tax revenue at $463 million is unchanged from the budget estimate. The estimated tax base and expected revenue have not changed from the Budget 2018 estimate.

The 2018/19 net revenue forecast for the speculation tax remains unchanged at $87 million. Based on analysis undertaken by the Ministry of Finance, the current estimate is consistent with the 2017 results for the city of Vancouver’s Empty Homes Tax, adjusted for the different provincial tax rates and other areas subject to the provincial tax.

Other taxation revenues are up $5 million as improved outlooks for fuel and insurance premium taxes are partly offset by weaker projections for tobacco and property taxes mainly resulting from the impacts of year-to-date collections and changes in actual 2017/18 results compared to the forecasts in the third Quarterly Report.

Natural Resources Revenue

Revenue from natural gas royalties is down $20 million mainly due to lower natural gas prices and increased utilization of royalty program credits, partially offset by an improved outlook for natural gas production volumes and increased royalties from the natural gas liquids. The prices for these by-products such as pentane, condensates and butane are more closely linked to oil prices rather than natural gas. The updated natural gas price forecast is $0.72 ($Cdn/gigajoule, plant inlet), down 33 per cent from the Budget 2018 outlook ($1.08). The updated price forecast is within the 20th percentile of the private sector forecasts, continuing the prudence incorporated since 2013/14.

Forest revenue is up $380 million mainly due to higher revenue from the timber tenures reflecting the impact of higher lumber prices on stumpage rates. The revised forecast of the benchmark spruce-pine-fir 2x4 is $US 551 per thousand board feet, up from $US 403 at budget.

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Revenue from coal, metals, minerals and other mining-related sources is up $82 million mainly reflecting higher coal prices due to continuing strong Asian demand.

Electricity sales revenue under the Columbia River Treaty is up $53 million mainly due to higher Mid-Columbia electricity prices. The increased outlook for electricity prices is due to the effects of warmer west coast summer temperatures and rapid melting of the winter snow pack. Prices and revenue are expected to return to more normal levels beginning in the fall.

Other natural resource revenues are unchanged as decreases in water rental revenue and Crown land tenures are offset by increases in petroleum royalties and fees collected by the BC Oil and Gas Commission.

Other Revenue

Revenue from other taxpayer-supported sources is up $82 million due to higher revenues from fees and miscellaneous sources (predominately in the SUCH sector), partly offset by lower investment earnings reflecting reduced interest revenue recovered from commercial Crown corporations through the Fiscal Agency Loan program. Lower recoveries of investment earnings have an offsetting interest expense reduction with no impact on the surplus.

Federal Government Transfers

Canada Health Transfer and Canada Social Transfer entitlements are up $176 million due to a higher BC population share of the national total. The increased population share mainly reflects the impacts of the preliminary 2016 Census net undercount estimates from Statistics Canada. The revised forecast of the 2018 population share of the national total has increased to 13.5 per cent from 13.1 per cent at Budget 2018.

Other federal government contributions are expected to be $15 million higher, mainly due to higher transfers to SUCH sector agencies, partly offset by lower entitlement of BC’s share of the federal cannabis excise tax reflecting delays in the implementation date of the legalization of cannabis.

Commercial Crown Corporations

The outlook for commercial Crown corporation net income is $63 million higher mainly due to improvements in the BC Lottery Corporation forecast mostly as a result of recent improvements in the casino and community gaming business. As well, in Budget 2018 the forecast included potential impacts of anti-money laundering measures. The forecast has now been adjusted following the release of final anti-money laundering recommendations.

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Expense

The first Quarterly Report expense forecast for 2018/19 is $1.2 billion higher than Budget 2018 mainly due to statutory spending for fire and flood management and refundable film tax credit transfers.

Chart 1.3 Expense Changes from Budget 2018

Consolidated Revenue Fund (CRF) Spending

The total CRF expense forecast for 2018/19 has increased by $1.04 billion mainly due to projected statutory spending, which is partly offset by decreases in other CRF spending.

Statutory spending is projected at $1.05 billion in 2018/19 as follows:

•             $477 million for fire management costs — this is in addition to the $64 million in the fire management voted appropriation in the 2018/19 Estimates. The Province’s spending for firefighting is currently forecast to reach $541 million this year.

•             $379 million for increased foreign film tax credit claims mainly due to higher preliminary 2017 results. These initial tax assessments for the 2017 tax year indicate over 100 per cent growth compared to the same period for the 2016 tax year. More than one third of this annual growth is attributed to reassessments for prior years. In 2018/19, the full year revised forecast is $867 million including a $111 million adjustment related to prior years.

•             $162 million for Emergency Program Act expenses primarily related to current and prior-year floods — this is in addition to the $15 million in voted appropriation for the program, for total forecast expenses of $177 million.

•             $21 million for Elections BC costs, mainly related to the referendum on electoral reform and annual allowances for political parties — this is in addition to the $14 million in voted appropriation for Elections BC, for total forecast expenses of $35 million.

•             $11 million for the BC Training and Education Savings Program to reflect higher projected uptake under the program — this is in addition to the $30 million allocated in the 2018/19 Estimates, for total forecast expenses of $41 million.

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Other CRF spending changes include a $4 million reduction in debt servicing costs due to lower projected debt levels and a $2 million reduction for prior period adjustments.

Contingencies

The Contingencies vote allocation of $550 million for 2018/19 is unchanged from Budget 2018. Contingencies are intended to help manage unexpected cost pressures and fund priority initiatives as they arise.

Spending Recovered from Third Parties

Expenses funded by third parties are forecast to fall by $25 million due to a decrease in the interest costs that are recovered from commercial Crown corporations.

Operating Transfers to Service Delivery Agencies

Operating transfers to service delivery agencies are forecast to be $212 million higher mainly due to adjustments to projected allocations to health organizations and other service delivery agencies in response to spending forecast changes noted below.

Service Delivery Agency Spending

Service delivery agency expenses are forecast to increase by $373 million in 2018/19 compared to Budget 2018.

•             School district expenses are forecast to be $31 million higher mainly due to increases in general operating and amortization expenses based on prior year results.

•             Post-secondary sector expenses are forecast to increase by $112 million mainly due to higher salary and benefit costs as a result of higher enrolment, new programs, and increased research activity. The higher spending is expected to be offset by increased tuition revenues and federal research grants.

•             The health authority and hospital society expense forecast is up $132 million, mainly due to higher staffing and operating costs to meet the projected volume growth in healthcare services delivered by these organizations.

•             Other service delivery agency spending is forecast to be up $98 million, due to various updates across a number of agencies.

Detailed expense projections are disclosed in Table 1.7. Key spending assumptions and sensitivities are provided in Appendix Table A3.

Full-Time Equivalents for the BC Public Service

The projection of full-time equivalent (FTE) staff utilization for 2018/19 has been increased by 100 FTEs to 29,500 due to increased ministry staffing requirements related to non-medical cannabis legalization. Further details on FTEs are provided in Appendix Table A9.

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Provincial Capital Spending

Capital spending is projected to total $9.7 billion in 2018/19 — $422 million higher than the forecast in Budget 2018 (see Tables 1.3 and 1.9).

Table 1.3 2018/19 Capital Spending Update

($ millions)	Q1 Update

2018/19 capital spending — Budget 2018 (February 20, 2018)		9,235

Taxpayer-supported changes:
Primarily higher routine capital maintenance spending by health authorities	187
Timing of social housing spending	83
Timing of self-funded post-secondary institution spending	56
Additional transportation sector spending	83
Other net adjustments to capital schedules	(4)
Total taxpayer-supported		405

Self-supported changes:
Liquor Distribution Branch higher spending	44
BC Hydro - timing of capital spending	(27)
Total self-supported		17
Total changes		422
2018/19 capital spending — first Quarterly Report		9,657

Taxpayer-supported capital spending is projected at $5.6 billion. The $405 million increase since Budget 2018 is mainly due to higher self-funded capital spending by health authorities for priorities such as facility lifecycle maintenance, increased non-provincial transportation funding for Lower Mainland transit improvements, and changes to the timing of capital spending in social housing and in post-secondary education.

At $4.1 billion, self-supported capital spending is $17 million higher than Budget 2018 due mainly to increased capital expenditures by the BC Liquor Distribution Branch related to the legalization of non-medical cannabis. This is partially offset by reduced spending across BC Hydro’s capital portfolio from project timing changes and cost savings.

Projects Over $50 Million

Capital spending projects greater than $50 million are presented in Table 1.10. Since Budget 2018 seven projects have been added to the table:

•             Construction of two new schools in the Lower Mainland; Argyle Secondary School ($62 million) and Eric Hamber Secondary School ($79 million);

•             Replacement of the Dogwood Complex Residential Care facility in Vancouver ($51 million);

•             Lions Gate Hospital’s new acute care facility project ($166 million) in North Vancouver;

•             Broadway Subway project ($2.827 billion) to extend the existing Millennium Line from the VCC-Clark Station to a new terminus station at Arbutus Street;

•             BC Hydro’s purchase of Teck Resources Limited’s two-thirds interest in the Waneta Dam and generating station ($1.25 billion); and

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

•             BC Hydro’s Peace Region Electricity Supply project ($285 million) to provide capacity to serve load growth and increased reliability to existing customers in the South Peace region.

The following projects have been completed since Budget 2018 and are no longer listed in the table:

•             Evergreen Line Rapid Transit project; and

•             BC Hydro’s:

•         Mica SF6 gas insulated switchgear replacement project;

•         Merritt area transmission project;

•         Smart metering and infrastructure program; and

•         Interior to Lower Mainland Transmission Line project.

Changes since Budget 2018 for existing projects include:

•             Centennial Secondary School project completion date changed from 2018 to 2019 to align with the revised project schedule;

•             Willoughby Slope Secondary School total cost increased $4 million from $55 million to $59 million to reflect a scope increase for additional classrooms;

•             Emily Carr University of Art and Design — campus redevelopment at Great Northern Way project was completed $4 million under budget with a reallocation of $1 million of costs between the direct procurement and P3 contract components;

•             University of British Columbia — Undergraduate Life Science Teaching Laboratories Redevelopment total cost increased $8 million from $80 million to $88 million to reflect increased costs associated with changing market conditions and a higher level of seismic upgrades. Increased costs will be self-funded by the University of British Columbia. In addition, the project completion date changed from 2018 to 2019 to align with the revised project schedule;

•             British Columbia Institute of Technology — Health Science Centre for Advanced Simulation project completion date changed from 2020 to 2021 to align with the revised project schedule;

•             Children’s and Women’s Hospital project completion date changed from 2017 to 2018 for the P3 contract to align with the revised project schedule;

•             Peace Arch Hospital renewal project total cost increased $16 million from $68 million to $84 million to reflect increased construction costs due to changing market conditions. Increased costs will be self-funded by the health authority with no additional provincial funding required;

•             Highway 91 Alex Fraser Bridge Capacity Improvements project completion date changed from 2018 to 2019 to align with the revised project schedule;

•             Highway 1 Hoffman’s Bluff to Jade Mountain project completion date changed from 2022 to 2023 to align with the revised project schedule;

•             Highway 91 to Highway 17 and Deltaport Way Corridor Improvements project completion date changed from 2022 to 2023 to align with the revised project schedule;

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

•             Allocation of costs between direct procurement and P3 contract components were established for the Abbotsford courthouse project. The project completion date changed from 2020 to 2021 to align with the revised project schedule, and overall costs were reduced $5 million;

•             Total anticipated cost for three BC Hydro’s projects has been reduced:

•         The Northwest transmission line project has been reduced $5 million from $704 million to $699 million;

•        The G.M. Shrum units 1 to 5 turbine replacement project total cost has been reduced $3 million from $185 million to $182 million; and

•        The Long Beach area reinforcement project total cost has been reduced $1 million from $38 million to $37 million.

•             BC Hydro’s W.A.C. Bennett Dam riprap upgrade project completion date changed from 2019 to 2018 and has been put into service; and

•             The Liquor Distribution Branch Warehouse project total cost decreased $2 million from $57 million to $55 million and the project completion date changed from 2018 to 2019 to align with the revised project schedule.

Provincial Debt

The provincial debt, including a $350 million forecast allowance, is projected to total $68.5 billion by the end of the fiscal year — $858 million lower than the forecast in Budget 2018. This reduction is due to a lower 2017/18 ending debt balance than projected in Budget 2018 as well as anticipated changes in borrowing during the fiscal year.

Table 1.4 2018/19 Provincial Debt Update

($ millions)	Q1 Update
Budget 2018 projection		69,372
Taxpayer-supported changes:
Capital debt:
– lower debt level from 2017/18	(205)
– higher capital spending	405
– higher contributions from external parties	(149)
– increase in internal financing	(532)
Total capital debt changes	(481)
Total taxpayer-supported		(481)
Self-supported changes:
– lower debt level from 2017/18	(172)
– higher capital spending	17
– increase in internal financing	(222)
	(377)
Total self-supported		(377)
Total changes		(858)
First Quarterly Report		68,514

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Total debt at the end of 2017/18 was $377 million lower than the Budget 2018 forecast (excluding the forecast allowance), mainly due to lower than expected taxpayer-supported capital debt and self-supported Crown corporation debt levels, partly offset by higher than expected government direct operating debt.

Taxpayer-supported debt is now projected to end 2018/19 at $44.7 billion — $481 million lower than forecast in Budget 2018. This decrease reflects the lower opening balance ($205 million), higher than expected capital contributions from external parties ($149 million), higher internal financing ($532 million), partly offset by higher capital infrastructure investments ($405 million).

The taxpayer-supported debt to GDP ratio is projected to end 2018/19 at 15.3 per cent — a 0.2 percentage point improvement from Budget 2018.

The taxpayer-supported debt to revenue ratio is forecast to end the fiscal year at 82.0 per cent — a 2.9 percentage point improvement from Budget 2018.

Self-supported debt is forecast to be $23.4 billion at the end of 2018/19 — $377 million lower than Budget 2018, reflecting lower than expected 2017/18 debt ($172 million) carried forward into 2018/19 and higher than expected internal financing ($222 million), partly offset by an increase in capital infrastructure investments ($17 million).

Details on provincial debt are shown in Table 1.11.

Total provincial debt is presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking fund investments and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province. The reconciliation between provincial debt and the financial statement debt is shown in Table A11.

Risks to the Fiscal Forecast

There are a number of risks and pressures to the fiscal plan including risks to the BC economic outlook, which are largely due to the continued uncertainty surrounding global economic activity. The forecasts of revenues, expenditures, capital spending and debt are estimates based on a number of economic, financial and external factors. Variables will change throughout the year as new information becomes available, with potentially material impacts.

Revenues can be volatile due in part to the influence of the cyclical nature of the natural resource sector in the economy. Changes in energy or commodity prices, such as natural gas and lumber, may have a significant effect on revenue and the fiscal forecast. In addition, personal and corporate income tax assessments for the 2017 tax year will not be finalized until March 2019 and could result in further revenue adjustments. In particular, there are downside risks to property transfer and provincial sales tax revenues dependent on the number of residential transactions, average home sale prices and the amount of taxable purchases of goods and services.

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

The spending forecast contained in the fiscal plan is based on ministry and service delivery agency plans and strategies. Risks include changes to planning assumptions, such as utilization or demand rates for government services in the health care, education, or community social services sectors, as well as costs associated with the amount of uptake of film tax credits, the Province’s Economic Stability Mandate and natural disaster responses.

The financial results of ICBC remain a particular risk to total commercial Crown corporation net income. In addition, decisions that may arise from the comprehensive review of BC Hydro may result in impacts to the fiscal plan.

Capital spending and debt figures may be influenced by a number of factors including design development, procurement activity, weather, geotechnical conditions and interest rates. As a result, the actual operating surplus, capital expenditure and debt figures may differ from the current forecast. Government will continue to update the fiscal plan throughout the year in the second and third Quarterly Reports.

The potential fiscal impact from these risks is expected to be covered by the $550 million Contingencies vote and the $350 million forecast allowance.

Supplementary Schedules

The following tables provide the financial results for the three months ended June 30, 2018 and the 2018/19 full-year forecast.

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Table 1.5 2018/19 Operating Statement

	Year-to-Date to June 30				Full Year
	2018/19			Actual	2018/19			Actual
($ millions)	Budget	Actual	Variance	2017/18	Budget	Forecast	Variance	2017/18
Revenue	13,685	13,751	66	13,361	54,193	55,815	1,622	52,020
Expense	(13,269)	(13,176)	93	(12,407)	(53,624)	(54,796)	(1,172)	(51,719)
Surplus before forecast allowance	416	575	159	954	569	1,019	450	301
Forecast allowance	—	—	—	—	(350)	(350)	—	—
Surplus	416	575	159	954	219	669	450	301
Accumulated surplus beginning of the year	6,567	6,746	179	6,597	6,567	6,746	179	6,597
Accumulated surplus before comprehensive income	6,983	7,321	338	7,551	6,786	7,415	629	6,898
Accumulated other comprehensive income from self-supported Crown agencies	57	214	157	(347)	227	198	(29)	(152)
Accumulated surplus end of period	7,040	7,535	495	7,204	7,013	7,613	600	6,746

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Table 1.6  2018/19 Revenue by Source

	Year-to-Date to June 30				Full Year
	2018/19			Actual	2018/19			Actual
($ millions)	Budget	Actual	Variance	2017/18	Budget	Forecast	Variance	2017/18
Taxation
Personal income	2,435	2,438	3	2,284	9,836	10,457	621	8,923
Corporate income	1,856	1,859	3	1,468	4,096	4,559	463	4,165
Employer health	—	—	—	—	463	463	—	—
Sales [1]	1,906	1,865	(41)	1,764	7,428	7,380	(48)	7,131
Fuel	244	250	6	231	1,003	1,032	29	1,010
Carbon	374	356	(18)	305	1,488	1,475	(13)	1,255
Tobacco	224	218	(6)	212	822	815	(7)	727
Property	616	613	(3)	587	2,626	2,607	(19)	2,367
Property transfer	594	541	(53)	548	2,235	1,985	(250)	2,141
Insurance premium	149	150	1	145	595	610	15	602
	8,398	8,290	(108)	7,544	30,592	31,383	791	28,321
Natural resources
Natural gas royalties	56	27	(29)	57	229	209	(20)	161
Forests	172	241	69	151	992	1,372	380	1,065
Other natural resources [2]	285	342	57	413	1,192	1,327	135	1,469
	513	610	97	621	2,413	2,908	495	2,695
Other revenue
Medical Services Plan premiums	340	328	(12)	642	1,361	1,314	(47)	2,266
Other fees and licenses [3]	832	870	38	809	4,002	4,129	127	3,983
Investment earnings	274	266	(8)	297	1,179	1,124	(55)	1,101
Miscellaneous [4]	711	784	73	735	3,152	3,209	57	3,543
	2,157	2,248	91	2,483	9,694	9,776	82	10,893
Contributions from the federal government
Health and social transfers	1,730	1,775	45	1,668	6,921	7,097	176	6,848
Other federal government contributions [5]	477	332	(145)	333	2,009	2,024	15	2,207
	2,207	2,107	(100)	2,001	8,930	9,121	191	9,055
Commercial Crown corporation net income
BC Hydro	68	80	12	92	712	712	—	683
Liquor Distribution Branch	287	294	7	289	1,106	1,107	1	1,119
BC Lotteries (net of payments to the federal government)	325	370	45	348	1,300	1,365	65	1,391
ICBC	(285)	(268)	17	(17)	(684)	(684)	—	(1,327)
Transportation Investment Corporation	—	—	—	(19)	—	—	—	(29)
Other [6]	15	20	5	19	130	127	(3)	169
Accounting adjustments 7	—	—	—	—	—	—	—	950.00
	410	496	86	712	2,564	2,627	63	1,056
Total revenue	13,685	13,751	66	13,361	54,193	55,815	1,622	52,020

1 Includes provincial sales tax and social services tax/hotel room tax related to prior years.

2 Columbia River Treaty, other energy and minerals, water rental and other resources.

3 Post-secondary, healthcare-related, motor vehicle, and other fees.

4 Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

5 Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6 Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions’ self-supported subsidiaries.

7 In 2017/18, total commercial Crown corporation net income included a $950 million summary level adjustment to address the Auditor General’s qualification in the 2016/17 Public Accounts with respect to BC Hydro’s deferred regulatory accounts.

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Table 1.7  2018/19 Expense by Ministry, Program and Agency

	Year-to-Date to June 30				Full Year
	2018/19			Actual	2018/19			Actual
($ millions)	Budget [1]	Actual	Variance	2017/18 [1]	Budget [1]	Forecast	Variance	2017/18 [1]
Office of the Premier	3	3	—	2	11	11	—	10
Advanced Education, Skills and Training	567	566	(1)	519	2,212	2,212	—	2,155
Agriculture	20	11	(9)	20	93	93	—	91
Attorney General	148	156	8	142	583	583	—	558
Children and Family Development	409	427	18	360	1,793	1,793	—	1,586
Citizens’ Services	172	132	(40)	144	530	530	—	565
Education	1,831	1,818	(13)	1,763	6,341	6,352	11	6,158
Energy, Mines and Petroleum Resources	14	12	(2)	21	60	60	—	101
Environment and Climate Change Strategy	41	44	3	50	179	179	—	177
Finance	132	125	(7)	70	579	579	—	358
Finance — extinguishment of Transportation Investment Corporation fiscal agency loan [2]	—	—	—	—	—	—	—	3,690
Forests, Lands, Natural Resource Operations and Rural Development	143	188	45	162	734	1,211	477	1,338
Health	4,751	4,780	29	4,496	19,754	19,754	—	18,950
Indigenous Relations and Reconciliation	17	16	(1)	31	100	100	—	248
Jobs, Trade and Technology	37	32	(5)	23	99	99	—	118
Labour	3	3	—	2	13	13	—	11
Mental Health and Addictions	2	2	—	—	10	10	—	11
Municipal Affairs and Housing	291	285	(6)	275	674	674	—	689
Public Safety and Solicitor General	190	205	15	212	787	949	162	1,089
Social Development and Poverty Reduction	831	821	(10)	752	3,364	3,364	—	3,103
Tourism, Arts and Culture	35	30	(5)	30	144	144	—	177
Transportation and Infrastructure	214	217	3	204	890	890	—	843
Total ministries and Office of the Premier	9,851	9,873	22	9,278	38,950	39,600	650	42,026
Management of public funds and debt	329	325	(4)	289	1,276	1,272	(4)	1,205
Contingencies	—	—	—	1	550	550	—	17
Funding for capital expenditures	168	86	(82)	44	1,772	1,765	(7)	1,284
Refundable tax credit transfers	310	328	18	290	1,246	1,625	379	1,197
Legislative Assembly and other appropriations	35	34	(1)	57	143	164	21	170
Total appropriations	10,693	10,646	(47)	9,959	43,937	44,976	1,039	45,899
Elimination of transactions between
appropriations [3]	(15)	(13)	2	(4)	(59)	(60)	(1)	(16)
Prior year liability adjustments	—	—	—	—	—	(2)	(2)	(150)
Consolidated revenue fund expense	10,678	10,633	(45)	9,955	43,878	44,914	1,036	45,733
Expenses recovered from external entities	765	632	(133)	635	3,337	3,312	(25)	3,131
Elimination of funding provided to service delivery agencies	(6,325)	(6,394)	(69)	(5,970)	(26,829)	(27,041)	(212)	(25,159)
Extinguishment of Transportation Investment Corporation fiscal agency loan [2]	—	—	—	—	—	—	—	(3,690)
Total direct program spending	5,118	4,871	(247)	4,620	20,386	21,185	799	20,015
Service delivery agency expense
School districts	1,891	1,950	59	1,802	6,651	6,682	31	6,338
Universities	1,119	1,119	—	1,064	4,837	4,919	82	4,600
Colleges and institutes	306	312	6	298	1,299	1,329	30	1,266
Health authorities and hospital societies	3,764	3,823	59	3,669	15,370	15,502	132	14,983
Other service delivery agencies	1,071	1,101	30	954	5,081	5,179	98	4,517
Total service delivery agency expense	8,151	8,305	154	7,787	33,238	33,611	373	31,704
Total expense	13,269	13,176	(93)	12,407	53,624	54,796	1,172	51,719

[1]	Restated to reflect government’s current organization and accounting policies.
[2]

Budget 2017 Update provides statutory authority to extinguish the fiscal agency loan agreement between government and the Transportation Investment Corporation in response to the decision to cancel tolls on the Port Mann bridge. As a related party transaction, the expense and the corporation’s debt reduction are eliminated on consolidation resulting in no impact to operating results.

[3]	Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Table 1.8  2018/19 Expense By Function

	Year-to-Date to June 30				Full Year
	2018/19			Actual	2018/19			Actual
($ millions)	Budget	Actual	Variance	2017/18[1]	Budget	Forecast	Variance	2017/18[1]
Health:
Medical Services Plan	1,207	1,171	(36)	1,114	4,959	4,959	—	4,623
Pharmacare	302	366	64	314	1,393	1,393	—	1,400
Regional services	3,750	3,712	(38)	3,471	14,468	14,489	21	13,747
Other healthcare expenses [2]	203	149	(54)	184	831	843	12	1,157
	5,462	5,398	(64)	5,083	21,651	21,684	33	20,927
Education:
Elementary and secondary	2,086	2,104	18	1,945	7,198	7,256	58	6,921
Post-secondary	1,349	1,333	(16)	1,355	6,343	6,480	137	5,966
Other education expenses [3]	135	168	33	85	356	358	2	204
	3,570	3,605	35	3,385	13,897	14,094	197	13,091
Social services:
Social assistance [2,3]	535	530	(5)	460	2,180	2,180	—	1,988
Child welfare [2]	406	410	4	339	1,757	1,757	—	1,507
Low income tax credit transfers	72	72	(0)	62	287	287	—	239
Community living and other services	265	258	(7)	244	1,093	1,095	2	1,003
	1,278	1,270	(8)	1,105	5,317	5,319	2	4,737
Protection of persons and property	404	412	8	405	1,650	1,808	158	1,930
Transportation	417	457	40	390	2,134	2,124	(10)	1,931
Natural resources and economic development	509	562	53	546	2,433	3,320	887	3,387
Other	616	459	(157)	437	1,817	1,787	(30)	1,536
Contingencies	—	—	—	—	550	550	—	17
General government	360	360	—	402	1,436	1,456	20	1,540
Debt servicing	653	653	—	654	2,739	2,654	(85)	2,623
Total expense	13,269	13,176	(93)	12,407	53,624	54,796	1,172	51,719

1 Restated to reflect government’s current organization and accounting policies.

2 Payments for healthcare services by the Ministry of Social Development and Poverty Reduction and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

3 Payments for training costs by the Ministry of Social Development and Poverty Reduction made on behalf of its clients are reported in the Education function.

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Table 1.9     2018/19 Capital Spending

	Year-to-Date to June 30				Full Year
	2018/19			Actual	2018/19			Actual
($ millions)	Budget	Actual	Variance	2017/18	Budget	Forecast	Variance	2017/18
Taxpayer-supported
Education
School districts	112	160	48	116	557	571	14	578
Post-secondary institutions	98	196	98	105	902	958	56	968
Health	169	99	(70)	134	1,107	1,294	187	890
BC Transportation Financing Authority [1]	316	164	(152)	165	1,371	1,462	91	717
BC Transit	30	16	(14)	22	158	150	(8)	115
Government ministries	37	46	9	29	549	536	(13)	430
Housing [2]	88	69	(19)	18	450	533	83	169
Other [3]	10	8	(2)	5	80	75	(5)	41
Total taxpayer-supported	859	758	(101)	594	5,174	5,579	405	3,908

Self-supported
BC Hydro	654	539	(115)	576	3,744	3,717	(27)	2,473
Columbia River power projects [4]	1	1	—	1	5	5	—	1
Transportation Investment Corporation [5]	—	—	—	12	—	—	—	4
BC Railway Company	5	5	—	1	42	42	—	11
ICBC	13	8	(5)	10	105	105	—	54
BC Lottery Corporation	23	6	(17)	4	105	105	—	82
Liquor Distribution Branch	17	10	(7)	4	60	104	44	48
Other[6]	—	—	—	—	—	—	—	56
Total self-supported	713	569	(144)	608	4,061	4,078	17	2,729
Total capital spending	1,572	1,327	(245)	1,202	9,235	9,657	422	6,637

1 Includes Transportation Investment Plan and Transportation Investment Corporation, which is a subsidiary of BCTFA effective April 1, 2018.

2 Includes BC Housing Management Commission, Provincial Rental Housing Corporation and other service delivery agencies.

3 Includes BC Pavilion Corporation and other service delivery agencies.

4 Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

5 Transportation Investment Corporation’s capital spending to August 31, 2017 is classified as self-supported.

6 Includes post-secondary institutions’ self-supported subsidiaries.

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Table 1.10 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from Budget 2018 released on February 20, 2018.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Jun 30, 2018	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
		Taxpayer-supported
School districts
Kitsilano Secondary	2018	62	3	65	61	—	—	4
Salish Secondary	2018	51	4	55	45	—	—	10
Centennial Secondary	2019	49	12	61	61	—	—	—
Willoughby Slope Secondary	2019	20	39	59	38	—	—	21
Argyle Secondary	2020	3	59	62	50	—	—	12
Grandview Heights Secondary	2020	2	59	61	46	—	—	15
Handsworth Secondary	2021	—	62	62	62	—	—	—
New Westminster Secondary	2021	13	94	107	107	—	—	—
Eric Hamber Secondary	2022	—	79	79	79	—	—	—
Seismic mitigation program	2030	258	1,042	1,300	1,300	—	—	—
Total school districts		458	1,453	1,911	1,849	—	—	62
Post-secondary institutions
Emily Carr University of Art and Design — Campus redevelopment at Great Northern Way [2]
– Direct procurement	2017	14	—	14	10	—	—	4
– P3 contract	2017	105	—	105	28	60	—	17
University of British Columbia — Undergraduate Life Science Teaching Laboratories Redevelopment	2019	55	33	88	12	—	32	44
Simon Fraser University — Energy Systems Engineering Building [3]	2019	85	41	126	45	—	45	36
British Columbia Institute of Technology — Health Sciences Centre for Advanced Simulation	2021	—	78	78	66	—	—	12
Total post secondary institutions		259	152	411	161	60	77	113
Health facilities
Queen Charlotte/Haida Gwaii Hospital [2]	2016	48	2	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2018	163	31	194	174	—	—	20
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital Clinical Services Building [2]	2016	60	3	63	38	—	—	25
Royal Inland Hospital Patient Care Tower	2024	3	414	417	202	—	—	215
Vancouver General Hospital - Jim Pattison Pavilion Operating Rooms	2021	6	96	102	35	—	—	67
North Island Hospitals [2]
– Direct procurement	2017	104	22	126	73	—	—	53
– P3 contract	2017	480	—	480	60	232	—	188
Interior Heart and Surgical Centre
– Direct procurement	2018	166	82	248	213	—	—	35
– P3 contract	2015	133	—	133	4	79	—	50
Vancouver General Hospital — Joseph and Rosalie Segal Family Health Centre [2]	2017	73	9	82	57	—	—	25
Children’s and Women’s Hospital
– Direct procurement	2019	210	97	307	177	—	—	130
– P3 contract	2018	368	1	369	168	187	—	14
Penticton Regional Hospital — Patient Care Tower
– Direct procurement	2021	66	14	80	22	—	—	58
– P3 contract	2019	150	82	232	—	139	—	93
Royal Columbian Hospital — Phase 1	2019	82	177	259	250	—	—	9
Royal Columbian Hospital — Phases 2 & 3	2026	4	1,096	1,100	1,037	—	—	63
Peace Arch Hospital Renewal	2021	2	82	84	8	—	—	76
Centre for Mental Health and Addictions	2019	16	85	101	101	—	—	—
Dogwood Complex Residential Care	2021	—	51	51	—	—	—	51
Lions Gate Hospital - New Acute Care Facility	2023	—	166	166	—	—	—	166
Clinical and systems transformation[4]	2023	264	216	480	480	—	—	—
iHealth Project — Vancouver Island Health
Authority [4]	2020	89	11	100	—	—	—	100
Total health facilities		2,805	2,737	5,542	3,269	816	—	1,457

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Table 1.10 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from Budget 2018 released on February 20, 2018.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Jun 30, 2018	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Transportation
Highway 97 widening from Highway 33 to Edwards Road	2018	57	10	67	49	—	18	—
Highway 1 — Admirals Road/McKenzie Avenue Interchange	2019	54	31	85	52	—	33	—
Highway 1 widening and 216th Street Interchange	2019	24	35	59	23	—	22	14
Highway 7 Corridor Improvements	2019	12	58	70	48	—	22	—
Highway 91 Alex Fraser Bridge Capacity Improvements	2019	33	37	70	36	—	34	—
Highway 99 10-Mile Slide	2020	8	52	60	60	—	—	—
Highway 1 Lower Lynn Corridor Improvements	2021	75	123	198	77	—	66	55
Highway 1 Hoffman’s Bluff to Jade Mountain	2023	16	183	199	144	—	55	—
Highway 91 to Highway 17 and Deltaport Way Corridor Improvements	2023	17	228	245	80		82	83
Highway 1 Salmon Arm West	2023	27	136	163	115	—	48	—
Pattullo Bridge Replacement [5]	2023	5	1,372	1,377	1,377	—	—	—
Highway 1 Kicking Horse Canyon Phase 4	2024	12	438	450	235	—	215	—
Broadway Subway	2025	—	2,827	2,827	1,830	—	897	100
Total transportation		340	5,530	5,870	4,126	—	1,492	252
Other taxpayer-supported
Abbotsford courthouse
– Direct procurement	2021	5	13	18	18	—	—	—
– P3 contract	2021		134	134	48	80	—	6
Natural Resource Permitting Project [6]	2018	78	—	78	78	—		—
Maples Adolescent Treatment Centre and Provincial Assessment Centre	2019	49	26	75	75	—	—	—
Total other		132	173	305	219	80	—	6
Total taxpayer-supported		3,994	10,045	14,039	9,624	956	1,569	1,890

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Table 1.10 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from Budget 2018 released on February 20, 2018.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Jun 30, 2018	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Power generation and transmission
BC Hydro
– Northwest transmission line [2]	2014	698	1	699	312	—	130	257
– G.M. Shrum units 1 to 5 turbine replacement [2]	2015	180	2	182	182	—	—	—
– Hugh Keenleyside spillway gate reliability upgrade [2]	2015	113	2	115	115	—	—	—
– Upper Columbia capacity additions at Mica units 5 and 6 project [2]	2015	598	7	605	605	—	—	—
– Long Beach area reinforcement [2]	2015	37	—	37	37	—	—	—
– Dawson Creek/Chetwynd area transmission [2]	2015	293	3	296	296	—	—	—
– Surrey area substation project [2]	2016	80	14	94	94	—	—	—
– Big Bend substation [2]	2017	68	4	72	72	—	—	—
– Waneta Dam and Generating Station [7]	2018	2	1,251	1,253	1,253	—	—	—
– Ruskin Dam safety and powerhouse upgrade [2]	2018	608	140	748	748	—	—	—
– Horne Payne substation upgrade project	2018	58	35	93	93	—	—	—
– Kamloops substation	2018	45	11	56	56	—	—	—
– W.A.C. Bennett Dam riprap upgrade project [2]	2018	110	60	170	170	—	—	—
– John Hart generating station replacement	2019	922	171	1,093	1,093	—	—	—
– Cheakamus unit 1 and 2 generator replacement	2019	37	37	74	74	—	—	—
– South Fraser transmission relocation project [4]	TBD	29	47	76	76	—	—	—
– Bridge River 2 units 5 and 6 upgrade project	2019	29	57	86	86	—	—	—
– Fort St. John and Taylor Electric Supply	2020	9	44	53	53	—	—	—
– UBC load increase stage 2 project	2021	6	49	55	55	—	—	—
– Peace Region Electricity Supply project	2021	21	264	285	285	—	—	—
– Mica replace units 1-4 transformers project	2022	3	79	82	82	—	—	—
– G.M. Shrum G1-G10 control system upgrade - Phases I - III	2022	26	49	75	75	—	—	—
– Site C project	2024	2,574	8,126	10,700	10,700	—	—	—
Columbia River power projects
– Waneta Dam power expansion [2,8]	2018	331	4	335	335	—	—	—
Total power generation and transmission		6,877	10,457	17,334	16,947	—	130	257
Other self-supported
Liquor Distribution Branch Warehouse	2019	35	20	55	55	—	—	—
Total other		35	20	55	55	—	—	—

Total self-supported		6,912	10,477	17,389	17,002	—	130	257
Total $50 million projects		10,906	20,522	31,428	26,626	956	1,699	2,147

[1]

Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

[2]	Assets have been put into service and only trailing costs remain.
[3]	Simon Fraser University and private donors will contribute $26 million toward the project, and the university is also contributing land valued at $10 million.
[4]	The project and estimated budget are currently under review.
[5]	Forecasted amount reflects total expenditures including capitalized and expensed items. This amount may change once contracts are finalized.
[6]	Reflects approved capital costs to date, subject to change if future scope components are approved by government.
[7]

On July 26, 2018, BC Hydro purchased Teck’s two-third interest in the Waneta Dam and associated assets. Prior to the transaction, BC Hydro already owned a one-third interest in the facility. As a condition of the purchase agreement between BC Hydro and Teck, BC Hydro required approval by the British Columbia Utilities Commission, which was granted on July 18, 2018. The cost to June 30, 2018 reflects transaction costs to date. The estimated cost to complete reflects the purchase of the Waneta assets from Teck and remaining transaction costs.

[8]

Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating expansion facility at the Waneta Dam south of Trail.

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Table 1.11 2018/19 Provincial Debt 1

	Year-to-Date to June 30				Full Year
	2018/19			Actual	2018/19			Actual
($ millions)	Budget	Actual	Variance	2017/18	Budget	Forecast	Variance	2017/18
Taxpayer-supported debt
Provincial government operating	1,024	547	(477)	3,822	—	—	—	1,156
Other taxpayer-supported debt (mainly capital)
Education [2]
Post-secondary institutions [3]	5,382	5,386	4	4,807	5,577	5,481	(96)	5,328
School districts	8,966	8,953	(13)	8,254	9,005	8,922	(83)	8,908
	14,348	14,339	(9)	13,061	14,582	14,403	(179)	14,236
Health [2,4]	8,106	7,958	(148)	7,251	8,184	8,068	(116)	7,903
Highways and public transit
BC Transit	95	82	(13)	92	120	127	7	84
BC Transportation Financing Authority [5]	10,964	10,610	(354)	9,867	11,982	11,766	(216)	10,388
Port Mann Bridge	3,505	3,508	3	—	3,505	3,508	3	3,508
Public transit	1,000	1,000	—	1,000	1,000	1,000	—	1,000
SkyTrain extension	1,174	1,174	—	1,174	1,174	1,174	—	1,174
	16,738	16,374	(364)	12,133	17,781	17,575	(206)	16,154
Other
BC Immigrant Investment Fund	133	141	8	196	61	51	(10)	161
BC Pavilion Corporation	386	372	(14)	375	395	384	(11)	374
Provincial government general capital	2,783	2,756	(27)	2,318	3,125	3,167	42	2,718
Social housing [6]	909	864	(45)	695	1,043	1,042	(1)	878
Other [7]	28	40	12	38	27	27	—	27
	4,239	4,173	(66)	3,622	4,651	4,671	20	4,158
Total other taxpayer-supported	43,431	42,844	(587)	36,067	45,198	44,717	(481)	42,451
Total taxpayer-supported debt	44,455	43,391	(1,064)	39,889	45,198	44,717	(481)	43,607
Self-supported debt
Commercial Crown corporations
BC Hydro	20,776	20,593	(183)	19,917	22,541	22,095	(446)	19,990
BC Lotteries	151	120	(31)	185	170	165	(5)	155
Columbia Power Corporation	291	281	(10)	286	286	281	(5)	286
Columbia River power projects [8]	433	425	(8)	440	417	417	—	433
Post-secondary institutions’ subsidiaries	340	418	78	340	340	418	78	418
Transportation Investment Corporation	—	—	—	3,480	—	—	—	—
Other	45	30	(15)	31	70	71	1	30
Total self-supported debt	22,036	21,867	(169)	24,679	23,824	23,447	(377)	21,312
Forecast allowance	—	—	—	—	350	350	—	—
Total provincial debt	66,491	65,258	(1,233)	64,568	69,372	68,514	(858)	64,919

1   Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2   Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), and debt directly incurred by these entities.

3   Post-secondary institutions’ debt includes public-private partnership obligations of $58 million for the three months ended June 30, 2017 and $59 million for the three months ended June 30, 2018.

4   Health facilities’ debt includes public-private partnership obligations of $1,597 million for the three months ended June 30, 2017 and $1,650 million for the three months ended June 30, 2018.

5   BC Transportation Financing Authority debt includes public-private partnership obligations of $815 million for the three months ended June 30, 2017 and $776 million for the three months ended June 30, 2018.

6   Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation. Social housing debt includes public-private partnership obligations of $82 million for the three months ended June 30, 2017 and $79 million for the three months ended June 30, 2018.

7   Includes service delivery agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs and loan guarantee provisions.

8     Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

First Quarterly Report 2018/19

Updated 2018/19 Financial Forecast

Table 1.12 2018/19 Statement of Financial Position

	Actual	Year-to-Date	Forecast
	March 31,	June 30,	March 31,
($ millions)	2018	2018	2019
Financial assets
Cash and temporary investments	3,440	3,415	2,521
Other financial assets	11,650	11,739	12,266
Sinking funds	1,348	1,336	744
Investments in commercial Crown corporations:
Retained earnings	6,128	6,173	6,428
Recoverable capital loans	20,534	21,096	22,581
	26,662	27,269	29,009
	43,100	43,759	44,540
Liabilities
Accounts payable and accrued liabilities	9,670	9,090	9,866
Deferred revenue	9,928	10,211	10,329
Debt:
Taxpayer-supported debt	43,607	43,391	44,717
Self-supported debt	21,312	21,867	23,447
Forecast allowance	—	—	350
Total provincial debt	64,919	65,258	68,514
Add: debt offset by sinking funds	1,348	1,336	744
Less: guarantees and non-guaranteed debt	(896)	(887)	(873)
Financial statement debt	65,371	65,707	68,385
	84,969	85,008	88,580
Net liabilities	(41,869)	(41,249)	(44,040)
Capital and other non-financial assets
Tangible capital assets	45,837	46,040	49,097
Other non-financial assets	2,778	2,744	2,556
	48,615	48,784	51,653
Accumulated surplus	6,746	7,535	7,613

Changes in Financial Position
		Year-to-Date	Forecast
		June 30,	March 31,
($ millions)		2018	2019

(Surplus) deficit for the period		(575)	(669)
Comprehensive income (increase) decrease		(214)	(198)
(Increase) decrease in accumulated surplus		(789)	(867)
Capital and other non-financial asset changes:
Increase in taxpayer-supported capital investments		693	5,579
Less: amortization and other accounting changes		(490)	(2,319)
Change in net capital assets		203	3,260
Increase (decrease) in other non-financial assets		(34)	(222)
		169	3,038
Increase (decrease) in net liabilities		(620)	2,171
Investment and working capital changes:
Increase (decrease) in cash and temporary investments		(25)	(919)
Increase in total investment in commercial Crown corporations:
Increase (decrease) in retained earnings		45	300
Self-supported capital investments		622	4,078
Less: loan repayments and other accounting changes		(60)	(2,031)
		607	2,347
Other working capital changes		374	(585)
		956	843
Increase (decrease) in financial statement debt		336	3,014
(Increase) decrease in sinking fund debt		12	604
Increase (decrease) in guarantees and non-guaranteed debt		(9)	(23)
Increase (decrease) in total provincial debt		339	3,595

First Quarterly Report 2018/19

PART TWO — ECONOMIC REVIEW AND OUTLOOK 1

Summary

The Ministry of Finance (Ministry) estimates that British Columbia’s economy grew by 3.6 per cent in 2017. The Ministry forecasts economic growth of 2.2 per cent in 2018 and 1.8 per cent in 2019. Over the medium -term, economic growth in BC is expected to average 2.0 per cent annually during the 2020 to 2022 period. These projections are prudent relative to the current private sector outlook for BC.

The Ministry’s forecast for BC real GDP growth is 0.2 percentage points lower than the current average outlook of six private sector forecasters (a subset of the Economic Forecast Council) for both 2018 and 2019, in recognition of various downside risks to the economic forecast. This differential is one of the levels of prudence built into the fiscal plan.

Chart 2.1 Ministry’s Outlook for BC Prudent Compared to Private Sector

Risks to BC’s economic outlook are weighted to the downside and include uncertainty regarding global trade policy as well as ongoing economic challenges in Asia and the euro zone. Additionally, there are risks related to monetary policy tightening and the volatility associated with commodity prices and the exchange rate outlook.

British Columbia Economic Activity and Outlook

BC’s economic growth is expected to moderate somewhat this year and next, following four years of robust expansion. The Ministry’s forecast for BC real GDP growth is 0.1 percentage point lower in 2018 and 0.2 percentage points lower in 2019 than projected in Budget 2018, primarily reflecting tempered year-to-date activity in the labour and housing markets, alongside weaker than projected exports and consumer spending. The general outlook for BC’s economy for 2020 and beyond calls for stable growth, in line with previous expectations, as the balance of risks to the domestic and global economy remains largely unchanged over the medium-term.

1       Reflects information available as of August 22, 2018, unless otherwise indicated.

First Quarterly Report 2018/19

Economic Review and Outlook

Table 2.1 British Columbia Economic Indicators

			Year-to-Date
	Jan. to Mar. 2018	Apr. to Jun. 2018	Jan. to Jun. 2018
	change from	change from	change from
All data seasonally adjusted	Oct. to Dec. 2017	Jan. to Mar. 2018	Jan. to Jun. 2017
		Per cent change
Employment	0.0	-0.5	+0.9
Manufacturing shipments	0.0	+5.9	+9.7
Exports	+1.8	+4.6	+4.4
Retail sales	-1.1	+1.2	+3.8
Housing starts	-17.9	-4.6	+3.5
Non-residential building permits	-0.2	-24.9	+7.5

An average of six private sector forecasters2 estimates that BC experienced the second strongest growth in real GDP among provinces in 2017. These private sector forecasters expect BC’s economic growth to rank near the top of the provincial rankings in 2018 and 2019.

Labour Market

Labour market activity in BC has eased somewhat from the record high observed in December 2017, partially reflecting constraints to labour supply. Overall, employment increased by 0.8 per cent year-to-date to July 2018 compared to the same period last year as job gains in the public sector and among the self-employed more than offset a decline in private sector employment. This translates into around 19,100 net new jobs, concentrated in full-time employment (+17,600 jobs).

So far this year, notable employment gains were observed in the health care and social assistance sector (+25,400 jobs), the construction industry (+12,600 jobs) and the professional, scientific and technical services sector (+9,500 jobs). Meanwhile, the largest declines occurred in the information, culture and recreation sector (-10,300 jobs),

Chart 2.2 BC Employment

2         A subset of the Economic Forecast Council that regularly forecasts economic performance in all provinces (BMO, CIBC, National Bank, RBC, Scotiabank and TD), as of August 22, 2018.

First Quarterly Report 2018/19

Economic Review and Outlook

the transportation and warehousing sector (-9,300 jobs) and the business, building and other supply services sector (-6,200 jobs) compared to the January to July period of 2017. Employment declines were also observed in the financial, insurance, real estate, rental and leasing sector (-4,400 jobs).

BC’s monthly unemployment rate continues to trend below the national average and has ranked the lowest among provinces since August 2017. Year-to-date to July 2018, BC’s unemployment rate averaged 4.9 per cent, which is 0.4 percentage points below its average during the same period last year. This decline largely reflects constrained labour supply in the province this year. The size of BC’s labour force grew by just 0.3 per cent on a year-to-date basis, following strong gains in the previous couple of years. This is contributing to hiring challenges as BC’s job vacancy rate has consistently been one of the highest among provinces since February 2015. Tight labour market conditions are supporting an acceleration of wage growth so far this year in BC, following two years of tepid growth.

Outlook

The Ministry forecasts that employment in BC will increase by 0.5 per cent in 2018 (or by approximately 12,300 jobs). Employment growth of 0.9 per cent is expected in both 2019 and 2020, followed by 1.0 per cent annual increases over the forecast horizon. The province’s unemployment rate is expected to average 5.0 per cent in 2018 and 5.3 per cent in 2019, before gradually rising to average around 5.6 per cent over the medium-term.

Consumer Spending and Housing

BC retail sales rose 3.8 per cent during the first six months of 2018 compared to the same period of 2017, building on the strong growth observed in recent years, albeit at a more gradual pace. Stable consumer demand and relatively low interest rates continued to support broad-based gains across sectors, led by year-to-date increases in sales at building material and garden equipment and supplies stores (+8.8 per cent), gasoline stations (+6.7 per cent) and motor vehicle and parts dealers (+3.7 per cent).

Chart 2.3 BC Retail Sales

First Quarterly Report 2018/19

Economic Review and Outlook

BC home building activity increased significantly over the past two years, supported by strong underlying fundamentals, as builders responded to the tight supply of housing stock. Notably in 2017, new home construction in the province reached its highest annual level on record dating back to 1955. Some of this momentum has carried forward into the first half of 2018 as BC housing starts advanced by 1.8 per cent compared to the January to July period of 2017, to average 42,025 annualized units. Year-to-date, multiple-unit housing starts grew by 6.1 per cent while single-unit housing starts decreased by 4.8 per cent. Similarly, the value of residential building permits, a leading indicator of new home construction, rose 21.2 per cent year-to-date to June 2018, as an increase in the issuance of multiple-unit permits (+36.3 per cent) more than offset a decline in single-unit permits (-2.2 per cent) compared to the first six months of 2017.

In comparison, the value of non-residential building permits increased by 7.5 per cent year-to-date to June 2018 compared to the first half of 2017. Permit issuance for commercial (+21.5 per cent) and industrial (+4.4 per cent) buildings advanced year-to-date, while institutional and government permits (-21.2 per cent) declined relative to the same period of last year.

Chart 2.4 BC Housing Starts

BC’s home sales market is moderating in line with historical levels following an extended period of elevated activity. Most regions across the province continue to trend toward balanced conditions, evidenced by stabilizing sales-to-active listings ratios. Several factors are contributing to this transition, including the dampening effect of rising mortgage interest rates and the cumulative effect of various provincial and federal policy measures that were implemented to address risks associated with imbalances in the housing market.

The number of BC home sales has decreased in six of the last seven months, with double-digit per cent declines observed in January and February of this year, following the implementation of federal financial stress test measures in January 2018. While the downward trend in home sales has continued through the first half of this year, the rate of decline has eased in recent months as housing markets across the province adjust to the various policy measures. Overall, year-to-date to July 2018, BC home sales decreased by 19.4 per cent compared to the same period of 2017.

First Quarterly Report 2018/19

Economic Review and Outlook

Chart 2.5 BC Home Sales and Price

Tight inventory conditions continue to support moderate home price growth across most regions. As such, the average home price in BC increased by 3.7 per cent year-to-date to July 2018 compared to the same period of 2017. While there has been some moderation in year-to-date price growth for single family detached homes in some markets, prices for townhomes and apartments have generally experienced continued strong growth compared to the first seven months of 2017.

Outlook

The Ministry forecasts real household consumption of goods and services to increase by 2.8 per cent in 2018, following estimated growth of 5.0 per cent in 2017. Looking ahead, real household consumption is expected to increase by 2.5 per cent in 2019 and around 2.7 per cent annually over the 2020 to 2022 period.

The Ministry expects nominal retail sales to rise 4.0 per cent in 2018, 3.8 per cent in 2019, and average around 3.7 per cent growth annually over the medium-term.

Following several years of exceptional activity, the Ministry anticipates a moderation in BC’s housing market toward more sustainable levels. Furthermore, the combination of rising interest rates, tighter mortgage rules and provincial housing policies are expected to temper demand somewhat in the near-term. As such, the Ministry forecasts the total value of home sales to decrease by 25.9 per cent in 2018 before rising by 4.2 per cent in 2019, followed by annual growth of about 4.6 per cent in the medium-term. Meanwhile, the average home price in BC is expected to increase moderately over the forecast horizon.

The Ministry expects residential construction to gradually transition from the elevated levels observed in recent years. While the rate of growth for home building activity is forecast to decline in the near-term, the overall level of construction is higher than previously forecast and is expected to trend toward BC’s historical long-run average over the forecast horizon. Accordingly, BC housing starts are forecast to total 39,500 units in 2018, around 32,000 units in 2019, and around 30,300 units annually in the medium-term.

First Quarterly Report 2018/19

Economic Review and Outlook

Business and Government

Real business investment increased by an estimated 4.3 per cent in 2017, led by steady growth in residential investment, along with smaller gains in both non-residential investment and machinery and equipment. In contrast, real business investment in intellectual property is estimated to have declined for the fourth consecutive year.

Real expenditure on goods and services by all levels of government is estimated to have increased by 4.5 per cent in 2017.

Outlook

Real business investment is projected to grow by 4.9 per cent in 2018, with gains expected in all categories (residential, non-residential, machinery and equipment and intellectual property). Looking further ahead, real business investment is forecast to grow by 2.7 per cent in 2019 and average around 3.2 per cent growth annually in the medium-term.

Real expenditure on goods and services by all levels of government is forecast to increase by 0.8 per cent in 2018, 3.3 per cent in 2019 and remain relatively flat over the medium-term.

Following estimated growth of 16.3 per cent in 2017, the Ministry expects the net operating surplus of corporations (an approximation of corporate profits) to increase by 5.0 per cent in 2018 and decline by 1.9 per cent in 2019, before averaging around 3.4 per cent growth annually in the medium-term.

External Trade and Commodity Markets

Since mid-2016, BC exports have demonstrated resiliency despite mounting global uncertainty and escalating trade tensions, highlighting the province’s diverse range of exportable goods and expansive base of trading partners. During the first half of 2018, the value of BC merchandise exports rose by 4.4 per cent compared to the same period of 2017. Year-to-date gains were relatively broad-based, with notable advances in pulp and paper exports (+26.2 per cent) and metal and non-metallic mineral products (+18.5 per cent) compared to the January to June period of 2017. Meanwhile, energy exports fell 6.0 per cent compared to the first half of 2017, primarily due to a sharp decline in the value of natural gas exports (-27.3 per cent) as a result of weaker prices. Despite elevated lumber prices, the value of softwood lumber exports decreased by 4.3 per cent year-to-date to June 2018, reflecting declines in the volume of softwood lumber exported to BC’s two largest trading partners, the US and China.

Merchandise exports to non-US destinations grew by 11.3 per cent on a year-to-date basis and accounted for over half (51.3 per cent) of BC’s total goods exports, while total goods exports to the US decreased by 2.0 per cent compared to the first six months of 2017.

BC’s manufacturing shipments have been a source of strength so far this year, advancing by 9.7 per cent year-to-date to June 2018 compared to the same period of 2017. Broad-based gains were observed across most segments, with notable increases in the shipments of paper (+24.9 per cent), wood products (+10.7 per cent) and fabricated metal products (+44.4 per cent).

First Quarterly Report 2018/19

Economic Review and Outlook

Chart 2.6 BC Exports

So far in 2018, steady global demand has supported overall increases in commodity prices with the exception of natural gas and silver. Most notably, the price of Western spruce-pine-fir (SPF) 2x4 lumber averaged $568 US/000 board feet during the January to July period of 2018, up 48.6 per cent from the same period of last year, and the price of pulp averaged $1,156 US/tonne during the first seven months of 2018, an increase of 34.9 per cent compared to the same period of 2017.

The West Texas Intermediate (WTI) crude oil price has gradually increased since February 2016, supported by robust global demand alongside some supply constraints. So far this year, the WTI daily oil price averaged $66.33 US/barrel, up 34.2 per cent compared to the January to July period of 2017. In contrast, the plant inlet price of natural gas has continued to fall, weakened by a combination of oversupply and tepid demand. Plant inlet prices averaged just $0.65 C/GJ year-to-date to July 2018, down 55.6 per cent from the same period of 2017. More recently, the price of natural gas has fallen to near-record lows and registered under $0.40 C/GJ since May 2018.

Metal prices have generally continued to strengthen, consistent with the broader upward trend in commodity prices. During the first seven months of 2018, prices for copper, zinc, molybdenum, aluminum and nickel all recorded double-digit per cent increases compared to the same period of 2017, while the price of silver declined. Over the same period, the price of metallurgical coal increased by 15.7 per cent.

Outlook

Following an estimated gain of 2.4 per cent in 2017, real exports of goods and services are forecast to increase by 0.6 per cent in 2018, given the uncertainty surrounding global trade policy and the potential for a slowdown in external demand. The pace of real export growth is projected to improve in 2019 and beyond, alongside gradual advancements in the global economy. As such, real exports are forecast to grow by 1.3 per cent in 2019 and average around 1.6 per cent annual growth over the medium-term.

First Quarterly Report 2018/19

Economic Review and Outlook

The price of lumber is forecast to average $551 US/000 board feet in 2018 and $465 US/000 board feet in 2019, before gradually easing to average around $400 US/000 board feet in 2021 and beyond. The plant inlet price for natural gas is expected to average $0.72 C/GJ in 2018/19, $0.93 C/GJ in 2019/20, and $1.19 C/GJ in 2020/21. The outlook is subject to considerable uncertainty, as commodity prices can be volatile.

Demographics

BC’s population on April 1, 2018 was 4.86 million people, up 1.4 per cent from the same date in 2017. On a net basis, during the January to March period of 2018, the province welcomed 12,932 new residents, an increase of 4.0 per cent compared to the same period of 2017. Over 90 per cent of these new migrants relocated to BC from other countries. Meanwhile, net interprovincial migration fell below 1,000 people for a third consecutive quarter. Most recently, net interprovincial migration decreased by 78.9 per cent in the January to March period of 2018 compared to the first three months of 2017. This decline primarily reflects slowing net migration from Alberta.

Outlook

The forecast calls for BC’s July 1st population to increase by 1.0 per cent in 2018 and by 1.1 per cent in 2019. Thereafter, BC’s population is expected to grow by 1.2 per cent annually over the medium-term.

Total net migration of about 43,900 persons is expected in 2018, with nearly 80 per cent from international sources. Looking beyond, net migration is projected to be around 48,400 persons in 2019 and between 51,000 and 53,400 persons annually over the medium-term.

Inflation

Since September 2015, the rate of inflation in BC has been above the national average, reflecting broad-based increases in consumer prices across segments. BC’s inflation rate was 3.3 per cent in July 2018 and has registered above 2.5 per cent in six of the last seven months of this year. Year-to-date to July 2018, consumer prices rose 2.7 per cent, boosted by notable increases in prices for energy (particularly gasoline), public transportation, owned accommodation and tobacco products compared to the same period of 2017. Meanwhile, significant declines were observed in prices for natural gas and telephone services compared to the first seven months of last year.

Outlook

Consumer price inflation in BC is forecast to be 2.7 per cent in 2018 and 2.2 per cent in 2019, before slowing to average 2.0 per cent annually from 2020 to 2022. For Canada, the annual rate of inflation is also assumed to be 2.0 per cent (the Bank of Canada’s inflation target) over the medium-term.

First Quarterly Report 2018/19

Economic Review and Outlook

Chart 2.7 BC Inflation

Risks to the Economic Outlook

The main downside risks to BC’s current economic outlook include the following:

•             uncertainty regarding global trade policy, particularly with respect to tariffs, the softwood lumber dispute and the North American Free Trade Agreement renegotiations;

•             potential for a slowdown in domestic economic activity;

•             potential for slower global economic activity, particularly in Asia, resulting in weaker demand for BC’s commodity exports;

•             potential for further monetary policy tightening to increase the cost of borrowing and dampen economic momentum;

•             the risk of disruption to Europe’s economic growth as it faces the challenges of the UK exiting the European Union and elevated sovereign debt; and

•             exchange rate and commodity price volatility.

External Outlook

United States

The US economy grew at an annualized pace of 4.1 per cent in the April to June quarter of 2018 following 2.2 per cent growth in the January to March quarter. The acceleration in quarterly real GDP growth likely reflects a temporary boost from substantial fiscal stimulus, resulting in stronger consumer and government spending compared to the previous quarter, as well as an increase in exports in advance of the implementation of tariffs in July 2018. Gains were partially offset by slower growth in business investment and a decline in inventory investment compared to the first quarter of 2018.

First Quarterly Report 2018/19

Economic Review and Outlook

Chart 2.8 US Economic Growth

US employment advanced through the first seven months of 2018, with around 215,000 jobs created on average each month. Year-to-date to July 2018, US employment rose 1.6 per cent compared to the same period of 2017. The US unemployment rate averaged 4.0 per cent year-to-date to July, down 0.5 percentage points compared to the first seven months of last year. Meanwhile, the US labour force participation rate averaged 62.8 per cent year-to-date to July 2018, relatively unchanged compared to the same period of 2017.

US housing construction continued to increase through the first seven months of 2018. Overall, US housing starts averaged 1.27 million annualized units year-to-date to July 2018 and are up 5.9 per cent compared to the same period of 2017, despite a sharp monthly decline in June 2018. On a year-to-date basis, residential building permits rose 5.0 per cent compared to the January to July period of 2017. Home sales activity has been mixed so far this year as new home sales advanced by 6.4 per cent, while existing home sales declined by 2.0 per cent compared to the first half of 2017. Furthermore, a divergent trend has emerged between median prices for new and existing homes. New home prices increased 1.8 per cent year-to-date to June 2018, despite price declines in five of the past six months. In contrast, existing home prices have steadily increased since February 2018 and are up 5.2 per cent compared to the first six months of 2017.

US retail sales increased by 5.3 per cent year-to-date to July 2018 compared to the same period last year. Meanwhile, US consumer confidence continued to strengthen, supported by a tight labour market, a temporary boost from tax cuts and lower gasoline prices for US consumers. The Conference Board’s index of consumer confidence averaged 127.2 year-to-date to July, improving on last year’s average of 118.1 during the first seven months of 2017.

First Quarterly Report 2018/19

Economic Review and Outlook

Chart 2.9 US Housing Starts

Outlook

Consensus Economics (Consensus) forecasters have upgraded their near- term projections for US economic growth. The August 2018 Consensus survey forecasts 2.9 per cent US real GDP growth in 2018, up from previous projections (see Chart 2.10). For 2019, the Consensus forecasts the US economy to grow by 2.6 per cent.

Chart 2.10 Consensus Outlook for the US in 2018

First Quarterly Report 2018/19

Economic Review and Outlook

US tax reform is expected to provide some short-term support to US economic growth by encouraging investment and consumer activity. However, the US economy faces several headwinds, including rising interest rates, slowing productivity growth and the potential for further retaliatory action by trading partners in response to the imposition of trade barriers and tariffs. In recognition of this uncertainty, the Ministry’s assumptions for US growth are lower than the August 2018 Consensus. The Ministry assumes that US real GDP will increase by 2.7 per cent in 2018, 2.2 per cent in 2019 and by 1.9 per cent annually over the medium-term.

Table 2.2 US Real GDP Forecast: Consensus vs Ministry of Finance

	2018	2019
	Per cent change in real GDP
Ministry of Finance	2.7	2.2
Consensus Economics (August 2018)	2.9	2.6

Canada

Momentum in the Canadian economy has softened since mid-2017. Canadian real GDP growth slowed to an annualized 1.3 per cent in the January to March period of 2018, following 1.7 per cent annualized growth in each of the previous two quarters. The pace of household consumption growth has slowed in recent quarters, alongside rising interest rates and a moderation in the housing sector. Weaker export growth and a sharp decline in residential investment also contributed to the slower pace of growth observed in the January to March period of 2018 compared to the previous quarter.

Chart 2.11 Canadian Economic Growth

So far in 2018 domestic economic activity has been modest. Employment increased by 1.4 per cent year-to-date to July 2018 alongside a persistently low unemployment rate, which averaged 5.8 per cent during the first seven months of this year. So far this year, Canadian housing starts have averaged about 219,500 annualized units, up 1.7 per cent compared to the first seven months of 2017. However, national home sales fell by 12.3 per cent year-to-date to July 2018, following the implementation of provincial and federal policy measures. Meanwhile, the average Canadian home price was $481,572 year-to-date to July 2018, a decline of 4.8 per cent compared to the same period of 2017. National retail sales increased by 3.2 per cent year-to-date to June 2018, slower than the pace observed over the past two years.

First Quarterly Report 2018/19

Economic Review and Outlook

The value of Canadian merchandise exports increased 3.4 per cent year-to-date to June 2018. Meanwhile, shipments of Canadian manufactured goods advanced by 4.7 per cent year-to-date to June 2018, led by increases in the value of shipments of petroleum and coal compared to the first half of 2017.

Outlook

The August 2018 Consensus forecasts Canadian real GDP to grow by 2.1 per cent in 2018 before easing to 1.9 per cent growth in 2019.

Chart 2.12            Consensus Outlook for Canada in 2018

The Canadian economic outlook is clouded by uncertainty around Canada-US trade policy (especially regarding tariffs, the North American Free Trade Agreement renegotiations and the softwood lumber dispute), as well as the potential for a period of subdued economic activity due to stricter mortgage rules and higher interest rates. Furthermore, according to the Bank of Canada, aging demographics are becoming less supportive of labour supply and economic growth, although immigration may provide some offset. Accordingly, the Ministry’s outlook is lower than the Consensus and assumes that the Canadian economy will expand by 1.8 per cent in 2018, followed by 1.6 per cent growth in 2019 and 1.7 per cent growth annually over the medium-term.

Table 2.3 Canadian Real GDP Forecast: Consensus vs Ministry of Finance

	2018	2019
	Per cent change in real GDP
Ministry of Finance	1.8	1.6
Consensus Economics (August 2018)	2.1	1.9

First Quarterly Report 2018/19

Economic Review and Outlook

Asia

China’s economy strengthened in 2017, expanding by 6.9 per cent, following 6.7 per cent growth in 2016. China’s economy has since eased to 6.7 per cent growth in the April to June period of 2018 compared to the same quarter a year ago. Fixed investment has been slowing since early 2013, reflecting the economy’s transition away from investment and toward consumer spending. However, in July 2018 policymakers announced a range of fiscal policy measures to address signs of slower economic growth and the risks associated with escalating trade tensions. In addition, the People’s Bank of China released over 500 billion yuan ($74 billion US) into the financial system, targeted to alleviate some funding pressures on the private sector.

Japan’s economy expanded at an annualized pace of 1.9 per cent in the April to June quarter of 2018 after contracting by 0.9 per cent in the previous quarter. Advances in private consumption supported the quarterly improvement, along with stronger growth in business investment. Meanwhile, export growth was outpaced by a rise in imports, weighing on real GDP growth. Japan experienced intense rainfall in early July, which is expected to dampen manufacturing activity in the near-term, and escalating trade tensions with the US are a further risk for the sector. On the upside, Japan recently signed an agreement with the European Union to cut trade barriers. The agreement is set to take effect in early 2019 and covers nearly one third of the global economy. Furthermore, monetary policy in Japan remains highly accommodative in recognition of persistently low inflation, weak historical growth and ongoing risks to the economic outlook.

Outlook

The August 2018 Consensus forecasts China’s real GDP to grow by 6.6 per cent in 2018 and 6.3 per cent in 2019. Rising trade tensions may constrain economic growth going forward. As such, the Ministry assumes that China’s real GDP will expand by 6.5 per cent in 2018, 6.0 per cent in 2019, and by 5.8 per cent annually over the medium-term.

The August 2018 Consensus forecasts Japan’s economy to expand by 1.1 per cent in 2018 and 1.2 per cent in 2019. Challenges to Japan’s economic growth include capacity constraints due to aging demographics, persistently low inflation, uncertainty in the global trade environment and an increase in the consumption tax scheduled for October 2019. Therefore, the Ministry assumes that Japan’s real GDP will increase by 0.9 per cent in 2018. Looking beyond, Japan’s economy is forecast to average 0.8 per cent growth each year from 2019 through 2022.

First Quarterly Report 2018/19

Economic Review and Outlook

Europe

Recent economic indicators for the euro zone reflect stable, broad-based growth, albeit at a slower pace than in 2017. Euro zone real GDP expanded by an annualized 1.5 per cent in each of the first two quarters of 2018, down from 2.8 per cent annualized growth in the October to December period of 2017. Concerns over global tariffs have weighed on business sentiment, which has softened since the beginning of this year. Meanwhile, employment continued to strengthen in most euro zone countries, with increases across most industries.

Monetary policy in the euro zone remains highly accommodative and the European Central Bank has indicated that monetary policy stimulus is still needed to support domestic prices. Such support is expected to continue by way of the net asset purchase program until the end of 2018.

Britain’s economic performance remains subdued. The UK economy expanded by an annualized 1.5 per cent in the April to June quarter of 2018, following 0.9 per cent annualized growth in the previous quarter. Uncertainty continues to dampen consumer confidence as the UK negotiates its exit from the European Union.

Outlook

The August 2018 Consensus forecasts the euro zone economy to expand by 2.1 per cent in 2018 and 1.8 per cent in 2019. The euro zone economy still faces significant challenges such as elevated sovereign debt and the UK’s exit from the European Union. Therefore, the Ministry assumes that the euro zone’s economy will grow by 1.9 per cent in 2018, 1.4 per cent in 2019, and average 1.3 per cent growth annually over the medium-term.

Financial Markets

Interest Rates

On July 11, 2018, the Bank of Canada raised its target for the overnight interest rate to 1.50 per cent, noting that Canada’s economy continues to operate close to its capacity. The overnight target rate has increased four times starting in July 2017, moving up in 0.25 percentage point increments. Consumer interest rates have risen accordingly. Over that same period, the benchmark posted rate on a five-year fixed mortgage from the chartered banks has gradually increased from 4.64 per cent to 5.34 per cent, the highest level since April 2012.

Beginning in December 2016, the US Federal Reserve has increased its federal funds rate six times, to reach a target range of 1.75 per cent to 2.00 per cent in June 2018. The Federal Reserve chose to maintain this range for its key interest rate on August 1, 2018. However, policymakers outlined expectations for further gradual rate increases over the medium-term, given continued improvement in the labour market and general strengthening of economic activity in the US.

First Quarterly Report 2018/19

Economic Review and Outlook

Chart 2.13 Interest Rate Forecasts

Outlook

Both the Bank of Canada and the US Federal Reserve are expected to continue to gradually tighten monetary policy over the forecast horizon. Based on the average of six private sector forecasts as of July 20, 2018, the Ministry anticipates the Bank of Canada’s overnight target rate to average 1.4 per cent in 2018 and 2.0 per cent in 2019. By comparison, these analysts are forecasting the US federal funds rate to average 1.9 per cent in 2018 and 2.8 per cent in 2019.

The Canadian three-month treasury bill interest rate is expected to average 1.3 per cent in 2018 and 2.0 per cent in 2019, according to the same six private sector forecasters. Meanwhile, the ten-year Government of Canada bond rate is forecast at 2.3 per cent in 2018 and 2.7 per cent in 2019 on average.

Table 2.4 Private Sector Canadian Interest Rate Forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2018	2019	2018	2019
BMO	1.4	2.0	2.3	2.7
CIBC	1.3	1.8	2.3	2.6
National Bank	1.4	2.1	2.2	2.9
RBC	1.3	2.0	2.3	2.8
Scotiabank	1.4	2.2	2.3	2.7
TD	1.3	1.9	2.3	2.7
Average (as of July 20, 2018)	1.3	2.0	2.3	2.7

First Quarterly Report 2018/19

Economic Review and Outlook

Exchange Rate

After beginning the year at 79.9 US cents, the value of the Canadian dollar has depreciated somewhat relative to the US dollar since February, despite a rise in oil prices in recent months. The decline primarily reflects the broad-based appreciation of the US dollar alongside concerns associated with global trade tensions. Overall, the loonie averaged 78.0 US cents during the first seven months of 2018, up from the average of 75.5 US cents observed during the same period of 2017.

Chart 2.14            Private Sector Expectations for the Canadian Dollar

Outlook

Based on the average of six private sector forecasts as of July 20, 2018, the Ministry assumes the Canadian dollar will average 77.5 US cents in 2018 and 78.9 US cents in 2019.

Table 2.5 Private Sector Exchange Rate Forecasts

Average annual exchange rate (US cents/Can $)	2018	2019
BMO	77.9	79.3
CIBC	76.7	76.6
National Bank	77.1	79.0
RBC	77.6	78.9
Scotiabank	77.9	80.8
TD	77.6	78.6
Average (as of July 20, 2018)	77.5	78.9

First Quarterly Report 2018/19

Economic Review and Outlook

Table 2.6.1 Gross Domestic Product (GDP): British Columbia

			Forecast
	2016	2017 [e]	2018	2019	2020	2021	2022

Gross Domestic Product at Market Prices:
– Real (chained 2007 $ billions)	240.8	249.6	255.0	259.7	264.8	270.0	275.4
(% change)	3.5	3.6	2.2	1.8	2.0	2.0	2.0
– Nominal (current prices, $ billions)	263.7	280.4	293.2	304.8	316.8	329.3	342.3
(% change)	4.8	6.3	4.5	3.9	3.9	3.9	3.9
– GDP price deflator (2007 = 100)	109.5	112.4	115.0	117.4	119.6	121.9	124.3
(% change)	1.2	2.6	2.3	2.1	2.0	1.9	1.9
Real GDP per person (chained 2007 $)	50,618	51,812	52,403	52,773	53,171	53,582	53,981
(% change)	2.1	2.4	1.1	0.7	0.8	0.8	0.7
Real GDP per employed person
(% change)	0.3	0.0	1.7	1.0	1.0	0.9	0.9
Unit labour cost[1] (% change)	0.3	2.0	2.9	2.1	1.9	1.9	1.9

Components of Real GDP at Market Prices (chained 2007 $ billions)
Household expenditure on goods and services	150.9	158.5	163.0	167.0	171.6	176.2	181.0
(% change)	3.2	5.0	2.8	2.5	2.8	2.7	2.7
– Goods	62.2	66.9	68.3	69.7	71.2	72.7	74.3
(% change)	4.0	7.5	2.1	2.1	2.2	2.1	2.1
– Services	88.6	91.6	94.7	97.3	100.4	103.4	106.7
(% change)	2.7	3.4	3.4	2.8	3.2	3.1	3.1
NPISH[2] expenditure on goods and services	3.6	3.6	3.7	3.7	3.7	3.7	3.8
(% change)	1.4	0.6	1.6	0.7	0.6	0.6	0.6
Government expenditure on goods and services	40.5	42.3	42.7	44.1	44.1	44.1	44.0
(% change)	2.5	4.5	0.8	3.3	0.0	0.0	0.0
Investment in fixed capital	53.8	56.0	59.8	61.0	62.5	64.3	66.1
(% change)	3.6	4.2	6.6	2.1	2.3	2.9	2.9

Final domestic demand	248.5	260.2	268.8	275.5	281.5	287.9	294.5
(% change)	3.2	4.7	3.3	2.5	2.2	2.3	2.3

Exports of goods and services	94.7	97.0	97.6	98.9	100.4	102.0	103.7
(% change)	1.9	2.4	0.6	1.3	1.5	1.6	1.6

Imports of goods and services	101.9	107.3	110.5	113.2	116.1	118.9	121.9
(% change)	1.0	5.2	3.0	2.4	2.6	2.4	2.5

Inventory change	0.8	0.8	0.3	-0.4	0.0	0.1	0.1

Statistical discrepancy	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1

Real GDP at market prices	240.8	249.6	255.0	259.7	264.8	270.0	275.4
(% change)	3.5	3.6	2.2	1.8	2.0	2.0	2.0

1     Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.

2     Non-profit institutions serving households.

e      Ministry of Finance estimate.

First Quarterly Report 2018/19

Economic Review and Outlook

Table 2.6.2 Selected Nominal Income and Other Indicators: British Columbia

				Forecast
	2016	2017		2018	2019	2020	2021	2022
Compensation of employees[1] ($ millions)	128,559	135,876	[e]	142,908	148,654	154,418	160,466	166,734
(% change)	3.8	5.7		5.2	4.0	3.9	3.9	3.9
Household income ($ millions)	232,309	243,848	[e]	254,944	264,784	274,724	285,087	295,823
(% change)	4.6	5.0		4.6	3.9	3.8	3.8	3.8
Net operating surplus ($ millions)	29,171	33,933	[e]	35,626	34,951	36,128	37,279	38,605
(% change)	9.8	16.3		5.0	-1.9	3.4	3.2	3.6
Retail sales ($ millions)	77,109	84,291		87,702	90,996	94,464	97,947	101,561
(% change)	7.7	9.3		4.0	3.8	3.8	3.7	3.7
Housing starts (units)	41,843	43,664		39,500	32,045	30,318	30,321	30,303
(% change)	33.1	4.4		-9.5	-18.9	-5.4	0.0	-0.1
Residential sales ($ millions)	77,551	73,628		54,528	56,819	59,365	62,079	64,912
(% change)	18.8	-5.1		-25.9	4.2	4.5	4.6	4.6
Consumer price index (2002 = 100)	122.4	125.0		128.3	131.1	133.8	136.5	139.3
(% change)	1.8	2.1		2.7	2.2	2.0	2.0	2.0

1 Domestic basis; wages, salaries and employers’ social contributions.

e Ministry of Finance estimate.

Table 2.6.3 Labour Market Indicators: British Columbia

			Forecast
	2016	2017	2018	2019	2020	2021	2022
Population (thousands at July 1)	4,758	4,817	4,866	4,921	4,980	5,040	5,101
(% change)	1.3	1.3	1.0	1.1	1.2	1.2	1.2
Net migration (thousands)
– International[1,4]	33.7	49.6	34.9	36.9	39.0	40.0	41.4
– Interprovincial[4]	22.5	10.2	9.0	11.5	12.0	12.0	12.0
– Total	56.2	59.8	43.9	48.4	51.0	52.0	53.4
Labour force population[2] (thousands)	3,931	3,980	4,029	4,075	4,125	4,176	4,229
(% change)	1.4	1.2	1.2	1.1	1.2	1.2	1.3
Labour force (thousands)	2,532	2,601	2,608	2,641	2,672	2,703	2,733
(% change)	3.0	2.7	0.3	1.2	1.2	1.2	1.1
Participation rate[3] (%)	64.4	65.3	64.7	64.8	64.8	64.7	64.6
Employment (thousands)	2,380	2,467	2,479	2,501	2,524	2,550	2,577
(% change)	3.2	3.7	0.5	0.9	0.9	1.0	1.0
Unemployment rate (%)	6.0	5.1	5.0	5.3	5.5	5.7	5.7

1 International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

2 The civilian, non-institutionalized population 15 years of age and over.

3 Percentage of the labour force population in the labour force.

4 Components may not sum to total due to rounding.

First Quarterly Report 2018/19

Economic Review and Outlook

Table 2.6.4 Major Economic Assumptions

			Forecast
	2016	2017	2018	2019	2020	2021	2022
Real GDP
Canada (chained 2007 $ billions)	1,801	1,856	1,890	1,920	1,953	1,986	2,019
(% change)	1.4	3.0	1.8	1.6	1.7	1.7	1.7
US (chained 2012 US$ billions)	17,659	18,051	18,538	18,946	19,306	19,673	20,046
(% change)	1.6	2.2	2.7	2.2	1.9	1.9	1.9
Japan (chained 2011 Yen trillions)	523	532	536	541	545	549	554
(% change)	1.0	1.7	0.9	0.8	0.8	0.8	0.8
China (constant 2010 US$ billions)	9,505	10,161	10,821	11,471	12,136	12,840	13,585
(% change)	6.7	6.9	6.5	6.0	5.8	5.8	5.8
Euro zone[1] (chained 2010 Euro billions)	10,103	10,359	10,556	10,703	10,843	10,984	11,126
(% change)	1.8	2.5	1.9	1.4	1.3	1.3	1.3
Industrial production index (% change)
US	-1.9	1.6	3.2	2.3	1.9	1.9	1.9
Japan	-0.3	4.3	1.5	1.2	0.8	0.8	0.8
China	6.0	6.6	6.2	5.2	5.0	5.0	5.0
Euro zone[1]	1.6	3.0	2.0	1.4	1.3	1.3	1.3
Housing starts[2] (thousands)
Canada	198	220	205	185	180	180	180
(% change)	1.2	11.0	-6.7	-9.8	-2.7	0.0	0.0
US	1,174	1,203	1,280	1,300	1,300	1,300	1,300
(% change)	5.6	2.5	6.4	1.6	0.0	0.0	0.0
Japan	967	965	900	880	880	880	880
(% change)	6.4	-0.3	-6.7	-2.2	0.0	0.0	0.0
Consumer price index
Canada (2002 = 100)	128.4	130.4	133.4	136.2	138.9	141.7	144.5
(% change)	1.4	1.6	2.3	2.1	2.0	2.0	2.0
Canadian interest rates (%)
3-month treasury bills	0.5	0.7	1.3	2.0	2.4	2.7	3.3
10-year government bonds	1.3	1.8	2.3	2.7	3.1	3.4	4.0
United States interest rates (%)
3-month treasury bills	0.3	0.9	1.9	2.7	3.0	3.0	3.1
10-year government bonds	1.8	2.3	2.9	3.3	3.5	3.7	4.1
Exchange rate (US cents / Canadian $)	75.4	77.0	77.5	78.9	79.6	80.1	80.2

British Columbia goods and services
Export price deflator (% change)	1.6	4.7 [e]	2.8	2.8	2.8	2.7	2.8

1     Euro zone (19) is Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia and Spain.

2     British Columbia housing starts appear in Table 2.6.2.

e      Ministry of Finance estimate.

First Quarterly Report 2018/19

APPENDIX — FISCAL PLAN UPDATE

Table A1 Material Assumptions — Revenue

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2018/19		2019/20	2020/21	2018/19 Sensitivities
Personal income tax *	$9,836	$10,457	$10,548	$11,019
Current calendar year assumptions
Household income growth	4.1%	4.6%	3.9%	3.8%	+/- 1 percentage point change in 2018 BC household income growth equals +/- $90 to $100 million
Compensation of employees growth	4.3%	5.2%	4.0%	3.9%
Tax base growth	3.7%	3.7%	3.7%	3.5%
Average tax yield	5.51%	5.46%	5.51%	5.56%
Current-year tax	$9,463	$9,749	$10,130	$10,588
Prior year’s tax assessments	$440	$440	$450	$460
Unapplied taxes	$90	$100	$100	$100
BC Tax Reduction	$-163	$-164	$-168	$-171
Non-refundable BC tax credits	$-97	$-95	$-89	$-89
Policy neutral elasticity **	1.1	1.0	1.2	1.2	+/- 0.5 change in 2018 BC policy neutral elasticity equals +/- $180 to $200 million
Fiscal year assumptions
Prior-year adjustment	$0	$321

2017 Tax-year	2017 Assumptions
Household income growth	5.1%	5.0%

+/- 1 percentage point change in 2017 BC household or taxable income growth equals +/- $100 to $120 million one-time effect (prior-year adjustment) and could result in an additional +/- $90 to $100 million base change in 2018/19

Tax base growth	5.4%	9.6%
Average 2017 tax yield	5.29%	5.24%
2017 tax	$8,749	$8,999
2016 & prior year’s tax assessments	$430	$430
Unapplied taxes	$100	$100
BC Tax Reduction	$-160	$-160
Non-refundable BC tax credits	$-90	$-90
Policy neutral elasticity **	1.3	1.9

* Reflects information as at August 16, 2018

** Per cent growth in current year tax revenue (excluding policy measures) relative to per cent growth in household income (calendar year).

Corporate income tax *	$4,096	$4,559	$4,552	$4,390
Components of revenue (fiscal year)
Instalments — subject to general rate	$3,570	$3,936	$4,091	$4,155
Instalments — subject to small business rate	$288	$309	$304	$307
Non-refundable BC tax credits	$-112	$-123	$-126	$-132
Advance instalments	$3,746	$4,122	$4,269	$4,330
International Business Activity Act refunds	$-15	$-15	$-10	$0
Prior-year settlement payment	$365	$452	$293	$60
Current calendar year assumptions
National tax base ($ billions)	$325.6	$345.4	$345.4	$348.5	+/- 1% change in the 2018 national tax base equals +/- $40 to $60 million
BC instalment share of national tax base	13.5%	13.5%	14.2%	14.2%
Effective tax rates (general/small business)	12.0 / 2.0	12.0 / 2.0	12.0 / 2.0	12.0 / 2.0
Share of the BC tax base subject to
small business rate	32.6%	32.6%	30.9%	30.8%	+/- 1 percentage point change in the 2018 small business share equals -/+ $40 to $50 million
BC tax base growth (post federal measures)	4.6%	4.9%	1.0%	3.2%
BC net operating surplus growth	5.5%	5.0%	-1.9%	3.4%

2017 Tax-year	2017 Assumptions				+/- 1% change in the 2017 BC tax base equals +/- $40 to $50 million in 2018/19
BC tax base growth (post federal measures)	11.0%	14.0%
BC net operating surplus growth	11.2%	16.3%
Gross 2017 tax	$3,736	$3,836
Prior-year settlement payment	$365	$452
Prior years losses/gains (included in above)	$-30	$-30
Non-refundable BC tax credits	$-104	$-117

* Reflects information as at August 16, 2018

Net cash received from the federal government and cash refunds under the International Business Activity Act are used as the basis for estimating revenue. Due to lags in the federal collection and instalment systems, changes to the BC net operating surplus and tax base forecasts affect revenue in the succeeding year. The 2018/19 instalments from the federal government reflects two-third of payments related to the 2018 tax year (paid during Apr-July 2018 and adjusted in Sept and Dec) and one-third of 2019 payments. Instalments for the 2018 (2019) tax year are based on BC’s share of the national tax base for the 2016 (2017) tax year and a forecast of the 2018 (2019) national tax base. BC’s share of the 2016 national tax base was 13.45%, based on tax assessments as of December 31, 2017. Cash adjustments for any under/over payments from the federal government in respect of 2017 will be received/paid on March 29, 2019.

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A1 Material Assumptions — Revenue (continued)

	Budget		Updated
	Estimate		Forecast		Plan		Plan
	2018/19				2019/20		2020/21		2018/19 Sensitivities
Provincial sales tax	$7,428		$7,380		$7,617		$7,948
Provincial sales tax base growth (fiscal year)	4.8%		5.2%		4.1%		4.1%		+/- 1 percentage point change in the 2018 consumer expenditure growth equals up to +/- $30 million
Calendar Year nominal expenditure
Consumer expenditures on durable goods	2.6%		4.0%		2.3%		2.4%
Consumer expenditures on goods and services	5.0%		5.5%		4.6%		4.8%
Business investment	6.0%		6.3%		4.0%		3.6%
Other	5.0%		4.6%		4.3%		4.0%
Components of Provincial sales tax revenue									+/- 1 percentage point change in the 2018 business investment growth equals up to +/- $10 million
Consolidated Revenue Fund	$7,419		$7,371		$7,608		$7,939
BC Transportation Financing Authority	$9		$9		$9		$9
Fuel and carbon taxes	$2,491		$2,507		$2,750		$3,005
Calendar Year
Real GDP	2.3%		2.2%		1.8%		2.0%
Gasoline volumes	0.0%		0.0%		0.0%		0.0%
Diesel volumes	2.0%		2.0%		2.0%		2.0%
Natural gas volumes	2.3%		2.2%		1.8%		2.0%
Carbon tax rates (April 1)
Carbon dioxide equivalent emissions ($/tonne)	$35		$35		$40		$45
Natural gas (cents/gigajoule)	173.81	ȼ	173.81	ȼ	198.64	ȼ	223.47	ȼ
Gasoline (cents/litre)	7.78	ȼ	7.78	ȼ	8.89	ȼ	10.01	ȼ
Light fuel oil (cents/litre)	8.95	ȼ	8.95	ȼ	10.23	ȼ	11.51	ȼ

Components of revenue
Consolidated Revenue Fund	$518		$548		$552		$557
BC Transit	$19		$20		$20		$20
BC Transportation Financing Authority	$466		$464		$467		$470
	$1,003		$1,032		$1,039		$1,047
Carbon tax revenue	$1,488		$1,475		$1,711		$1,958
Property taxes	$2,626		$2,607		$3,002		$3,119
Calendar Year
Consumer Price Index	2.0%		2.7%		2.2%		2.0%		+/- 1 percentage point change in 2018 new construction & inflation growth equals up to +/- $20 million in residential property taxation revenue
Housing starts (units)	31,965		39,500		32,045		30,318
Home owner grants (fiscal year)	$821		$824		$836		$849
Components of revenue
Residential (net of home owner grants)	$938		$950		$1,142		$1,178
Speculation tax	$90		$87		$200		$200
Non-residential	$1,288		$1,249		$1,324		$1,402		+/- 1% change in 2018 total business property assessment value equals up to +/- $15 million in non-residential property taxation revenue
Rural area	$99		$118		$121		$124
Police	$32		$33		$34		$35
BC Assessment Authority	$91		$93		$95		$97
BC Transit	$88		$77		$86		$83
Other taxes	$4,115		$3,873		$5,247		$5,279
Calendar Year
Population	1.1%		1.0%		1.1%		1.2%
Residential sales value	-3.1%		-25.9%		4.2%		4.5%
Real GDP	2.3%		2.2%		1.8%		2.0%
Nominal GDP	4.4%		4.5%		3.9%		3.9%
Components of revenue									+/- 1% change to 2018 residential sales value equals +/- $20 million in property transfer revenue, depending on property values
Property transfer	$2,235		$1,985		$1,957		$1,907
Additional Property Transfer Tax (included in above)*	$234		$227		$224		$218
Tobacco	$822		$815		$815		$815
Insurance premium	$595		$610		$625		$635
Employer health	$463		$463		$1,850		$1,922

* Additional tax is 20 per cent

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A1 Material Assumptions — Revenue (continued)

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2018/19		2019/20	2020/21	2018/19 Sensitivities
Energy, sales of Crown land tenures, metals, minerals and other *	$947	$1,075	$996	$919
Natural gas price

+/- $0.25 change in the natural gas price equals +/- $30 to $50 million, including impacts on production volumes and royalty program credits, but excluding any changes from natural gas liquids revenue (e.g. butane, pentanes) Sensitivities can also vary significantly at different price levels +/- 1% change in natural gas volumes equals +/- $2 million in natural gas royalties +/- 1 cent change in the exchange rate equals +/- $2 million in natural gas royalties

Plant inlet, $C/gigajoule	$1.08	$0.72	$0.93	$1.19
Sumas, $US/MMBtu	$2.01	$1.84	$2.06	$2.29
Natural gas production volumes
Billions of cubic metres	53.8	54.8	58.1	61.4
Petajoules	2,215	2,264	2,400	2,539
Annual per cent change	11.2%	14.3%	6.0%	5.8%

Oil price ($US/bbl at Cushing, OK)	$56.74	$66.78	$65.98	$67.96

Auctioned land base (000 hectares)	35	33	35	35
Average bid price/hectare ($)	$300	$1,519	$300	$250
Cash sales of Crown land tenures	$11	$51	$11	$9
Metallurgical coal price ($US/tonne, fob West Coast)	$144	$173	$146	$137
Copper price ($US/lb)	$2.93	$3.16	$3.17	$3.26

Annual electricity volumes set by treaty	4.0	4.0	3.9	3.8	+/- US$20 change in the average metallurgical coal price equals +/- $50 to $70 million +/- 10% change in the average Mid-Columbia electricity price equals +/- $10 million
(million mega-watt hours)
Mid-Columbia electricity price	$24.18	$33.97	$27.60	$27.90
($US/mega-watt hour)

Exchange rate (US¢/C$, calendar year)	78.3	77.5	78.9	79.6
Components of revenue
Bonus bid auctions:

Based on a recommendation from the Auditor General to be consistent with generally accepted accounting principles, bonus bid revenue recognition reflects ten-year deferral of cash receipts from the sale of Crown land tenures

Deferred revenue	$224	$219	$174	$115
Current-year cash (one-tenth)	$1	$5	$1	$1
Fees and rentals	$52	$52	$52	$52
Total bonus bids, fees and rentals	$277	$276	$227	$168
Natural gas royalties	$229	$209	$276	$274
Petroleum royalties	$66	$78	$74	$75
Columbia River Treaty electricity sales	$105	$158	$118	$117
Oil and Gas Commission fees and levies	$59	$61	$60	$59
Coal, metals and other minerals revenue:
Coal tenures	$8	$7	$7	$7
Coal mineral tax	$139	$220	$158	$117
Net metals and other minerals tax	$25	$27	$36	$57
Recoveries related to metal mines	$23	$23	$24	$28
Miscellaneous mining revenue	$16	$16	$16	$17
Total coal, metals and other minerals revenue	$211	$293	$241	$226

Royalty programs and infrastructure credits
Deep drilling	-$224	-$344	-$235	-$252
Road and pipeline infrastructure	-$40	-$35	-$46	-$89
Total	-$264	-$379	-$281	-$341
Implicit average natural gas royalty rate	9.5%	12.8%	12.4%	9.1%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates.

Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

* Reflects information as at August 9, 2018.

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2018/19	2019/20	2020/21	2018/19 Sensitivities
Forests *	$992	$1,372	$1,242	$1,165
Prices (calendar year average)	+/- US$50 change in SPF price equals +/- $150 to $200 million
SPF 2x4 ($US/thousand board feet)	$403	$551	$465	$425
Pulp ($US/tonne)	$945	$1,165	$1,105	$1,000	+/- US$50 change in pulp price equals +/-$5 to $10 million
Coastal log ($Cdn/cubic metre);
Vancouver Log Market	$135	$144	$135	$130	+/- Cdn$10 change in average log price equals +/-$20 to $30 million

Crown harvest volumes (million cubic metres)
Interior	45.4	46.4	46.2	44.9	+/- 10% change in Interior harvest volumes equals +/- $60 to $80 million
Coast	12.6	12.6	12.8	13.1
Total	58.0	59.0	59.0	58.0
BC Timber Sales (included in above)	11.4	11.4	11.2	11.1	+/- 10% change in Coastal harvest volumes equals +/- $15 to $25 million

Stumpage rates ($Cdn/cubic metre)
Total stumpage rates	$15.38	$21.18	$19.43	$18.42	+/- 1 cent change in exchange rate equals +/- $25 to $35 million in stumpage revenue
Components of revenue
Tenures**	$568	$925	$828	$757
Recoveries relating to revenue sharing payments to indigenous people**	-$	32	-$	32	-$	33	-$	32
BC Timber Sales	$346	$347	$340	$333	The above sensitivities relate to stumpage revenue only.
Logging tax	$35	$55	$30	$30
Other CRF revenue	$21	$23	$24	$24
Recoveries**	$54	$54	$53	$53

* Reflects information as at August 3, 2018

** Commencing 2018/19, tenures stumpage revenue includes revenue sharing payments to indigenous people recorded as recovery.

Other natural resources	$474	$461	$473	$483
Components of revenue
Water rental and licences*	$401	$388	$400	$413
Recoveries	$50	$50	$50	$47
Angling and hunting permits and licences	$10	$10	$10	$10
Recoveries	$13	$13	$13	$13

* Water rentals for power purposes are indexed to Consumer Price Index.

Other revenue	$9,694	$9,776	$9,611	$8,751
Components of revenue
Fees and licences
Medical Services Plan (MSP) premiums	$1,361	$1,314	$998	—	+/- 1 percentage point change in BC’s population growth equals +/- $10 to $20 million in MSP premium revenue
Consolidated Revenue Fund	$1,297	$1,250	$934	—
MSP recoveries	$64	$64	$64	—
Motor vehicle licences and permits	$570	$570	$583	$596
Other Consolidated Revenue Fund	$438	$450	$423	$435
Summary consolidation eliminations	$-15	$-15	$-15	$-15
Other recoveries	$112	$112	$114	$112
Crown corporations and agencies	$128	$134	$132	$131
Post-secondary education fees	$2,078	$2,172	$2,246	$2,319
Other healthcare-related fees	$396	$417	$417	$419
School Districts	$295	$289	$307	$324
Investment earnings
Consolidated Revenue Fund	$131	$100	$140	$145
Fiscal agency loans & sinking funds earnings	$924	$894	$920	$930
Summary consolidation eliminations	$-95	$-96	$-95	$-96
Crown corporations and agencies	$25	$26	$24	$23
SUCH sector agencies	$194	$200	$197	$199
Sales of goods and services	$1,058	$1,082	$1,090	$1,111
Miscellaneous	$2,094	$2,127	$2,130	$2,118

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2018/19		2019/20	2020/21	2018/19 Sensitivities
Health and social transfers	$6,921	$7,097	$7,381	$7,655
National Cash Transfers
Canada Health Transfer (CHT)	$38,584	$38,584	$40,226	$41,749
Annual growth	3.9%	3.9%	4.3%	3.8%
Canada Social Transfer (CST)	$14,161	$14,161	$14,586	$15,023
BC share of national population (June 1)	13.12%	13.46%	13.47%	13.48%	+/- 0.1 percentage point change in BC’s population share equals +/- $53 million

BC health and social transfers revenue
CHT	$5,063	$5,192	$5,417	$5,629
CST	$1,858	$1,905	$1,964	$2,026

Other federal contributions	$2,009	$2,024	$1,930	$2,004
Components of revenue
Disaster Financial Assistance Arrangements	$20	$20	$8	—
BC share of federal duty on cannabis	$50	$10	$38	$68
Other Consolidated Revenue Fund	$139	$143	$143	$146
Vote Recoveries:
Labour Market Development Agreement	$323	$323	$325	$336
Labour Market and Skills Training Program	$105	$105	$114	$120
Home Care	$79	$79	$85	$85
Mental Health	$33	$33	$59	$79
Early Childhood Development and Child Care Services	$61	$61	$41	$41
Child Safety, Family Support, Children in Care and with special needs	$85	$85	$75	$75
Youth Justice Services	$18	$18	$18	$18
Public Transit	$129	$129	$90	$82
Local government services and transfers	$100	$100	$1	$1
Other recoveries	$103	$103	$103	$103
Crown corporations and agencies	$211	$204	$213	$231
Post-secondary institutions	$459	$496	$508	$514
Other SUCH sector agencies	$94	$115	$109	$105
Service delivery agency direct revenue	$7,001	$7,176	$7,251	$7,381
School districts	$688	$704	$710	$708
Post-secondary institutions	$3,830	$3,964	$4,052	$4,155
Health authorities and hospital societies	$915	$965	$940	$942
BC Transportation Financing Authority	$578	$552	$582	$552
Other service delivery agencies	$990	$991	$967	$1,024
Commercial Crown corporation Net income	$2,564	$2,627	$3,335	$3,509
BC Hydro	$712	$712	$712	$712
Reservoir water inflows	100%	97%	100%	100%	+/-1% in hydro generation = +/-$5 million

Mean gas price	2.32	2.16	1.89	1.84	+/-10% = +/-$1 million
(Sumas, $US/MMbtu — BC Hydro forecast based on NYMEX forward selling prices)
Electricity prices	21.43	22.02	21.09	24.08	+/-10% change in electricity trade margins = +/-$15 million
(Mid-C, $US/MWh)
ICBC	$(684)	$(684)	$(21)	$80
Vehicle growth	+2.7%	+2.7%	+2.7%	+2.7%	+/-1% = +/-$59 million
Current claims cost percentage change	+19.2%	+19.2%	-9.3%	+10.1%	+/-1% = -/+$60 million
Unpaid claims balance ($ billions)	$13.3	$13.3	$13.8	$14.4	+/-1% = -/+$119 to $133 million
Investment return	3.3%	3.3%	3.7%	3.9%	+/-1% return = +/-$158 to $166 million
Loss ratio	109.3%	109.3%	92.6%	92.1%

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A2 Natural Gas Price Forecasts — 2018/19 to 2020/21

				Adjusted to fiscal years and
				$C/gigajoule at plant inlet
Private sector forecasts (calendar year)	2018	2019	2020	2018/19	2019/20	2020/21

GLJ Henry Hub US$/MMBtu (Jul 1, 2018)	2.93	2.90	3.20	1.27	1.27	1.61
Sproule Henry Hub US$/MMBtu (June 30, 2018)	2.92	3.25	3.75	1.37	1.76	2.19
McDaniel Henry Hub US$/MMBtu (Jul 1, 2018)	2.85	3.05	3.20	1.27	1.40	1.58
Deloitte Henry Hub US$/Mcf (June 30, 2018)	2.93	2.95	3.25	1.11	1.21	1.51
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jul 1, 2018)	1.76	2.32	2.63	0.85	1.23	1.53
Sproule Alberta AECO-C Spot CDN$/MMBtu (June 30, 2018)	1.78	2.50	3.12	0.91	1.48	1.96
McDaniel AECO-C Spot C$/MMBtu (Jul 1, 2018)	1.35	2.30	2.75	0.85	1.25	1.65
Deloitte AECO-C Spot C$/Mcf (June 30, 2018)	1.66	2.00	2.50	0.63	0.91	1.30
GLJ Sumas Spot US$/MMBtu (Jul 1, 2018)	2.23	2.40	2.70	1.34	1.44	1.78
Sproule Sumas Spot CDN$/MMBtu (June 30, 2018)	2.61	3.30	3.92	1.14	1.76	2.24
GLJ BC Spot Plant Gate CDN$/MMBtu (Jul 1, 2018)	1.75	1.81	2.12	0.69	0.81	1.11
Sproule BC Station 2 CDN$/MMBtu (June 30, 2018)	1.50	2.10	2.72	0.55	1.02	1.50
McDaniel BC Avg Plant Gate C$MMBtu (Jul 1, 2018)	0.90	1.80	2.25	0.48	0.84	1.27
Deloitte BC Station 2 C$MMBtu (June 30, 2018)	1.46	1.70	2.20	0.46	0.70	1.09
GLJ Midwest Chicago US$/MMBtu (Jul 1, 2018)	2.83	2.80	3.10	1.54	1.65	1.99
Sproule Alliance Plant Gate CDN$/MMBtu (June 30, 2018)	3.67	3.86	4.31	2.14	2.73	3.06
EIA Henry Hub US$/MMBtu (July 10, 2018)	2.99	3.04		1.24
TD Economics Henry Hub FuturesUS$/MMBtu (June 18, 2018)	3.01	3.05		1.46
Scotiabank Group Henry Hub US$/MMBtu (Jul 3, 2018)	2.93	2.90		1.47
BMO Alberta Empress US$/MMBtu (June 2018)	3.00	3.10		2.24
CIBC World Markets Inc. Henry Hub US$/MMBtu (Jul 2018)	2.80	2.90		1.41
InSite Petroleum Consultants Ltd Henry Hub US$/MMBtu (June 30, 2018)	2.87	3.10	3.30	1.26	1.48	1.69
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (July 9, 2018)				1.09	0.99	0.85

Average all minus high/low				1.15	1.30	1.66

Average one forecast per consultant minus high/low				1.07	0.89	1.29

Natural gas royalty price forecast				0.72	0.93	1.19

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd      US EIA: US Energy Information Administration      AECO: Alberta Energy Company

Deloitte/AJM: Deloitte L.L.P acquired Ashton Jenkins Mann Petroleum Consultants      McDaniel: McDaniel & Associates Consultants Ltd

Natural Gas Prices

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A3 Material Assumptions — Expense

	Budget	Updated
Ministry Programs and Assumptions	Estimate	at Q1	Plan	Plan
($ millions unless otherwise specified)	2018/19		2019/20	2020/21	2018/19 Sensitivities
Advanced Education, Skills and Training	2,212	2,212	2,260	2,271
Student spaces in public institutions	200,752	200,752	201,452	202,102	Student enrollment may fluctuate due to a number of factors including economic changes and labour market needs.
Attorney General	583	583	588	588
New cases filed/processed (# for all courts)	240,000	240,000	240,000	240,000

The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputed which would go to court for resolution.

Crown Proceeding Act (CPA)	25	25	25	25	The number of new cases, and the difference between estimated settlements and actual settlements.
Children and Family Development	1,793	1,793	1,973	2,082
Average children-in-care caseload (#)	6,771	6,771	6,707	6,636

The average number of children in care is decreasing as a result of ministry efforts to keep children in family settings where safe and feasible. The average cost per child in care is projected to increase based on the higher cost of contracted residential services and an increasing acuity of need for children in care. A 1% change in either the caseload or average cost will affect expenditures by approximately $2 million (excluding Delegated Aboriginal Agencies).

Average annual residential cost per child in care ($)	55,600	55,600	57,250	57,250

Education	6,341	6,341	6,374	6,374
Public School Enrolment (# of FTEs)	558,506	558,506	561,550	566,495	Enrolment figures for 2018/19 are consistent with Budget 2018 and will not be updated until the start of the next school year.
School age (K–12)	535,471	535,471	538,515	543,460
Continuing Education	1,165	1,165	1,165	1,165
Distributed Learning (online)	11,900	11,900	11,900	11,900
Summer	6,865	6,865	6,865	6,865
Adults	3,105	3,105	3,105	3,105
Forests, Lands, Natural Resource Operations and Rural Development	734	734	753	761
BC Timber Sales	181	197	195	197

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 1.5 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year, then capitalized expenses will also be reduced in that year.

Fire Management	64	541	64	64	Fire Management fire suppression costs have ranged from a low of $47 million in 2006 to a high of $650 million in 2017.
Health	19,754	19,754	20,624	21,294
Pharmacare	1,272	1,272	1,347	1,376	A 1% change in utilization or prices affects costs by approximately $10 million.
Medical Services Plan (MSP)	4,812	4,812	4,932	5,030	A 1% increase in volume of services provided by fee- for-service physicians affects costs by approximately $25 million.
Regional Services	13,392	13,392	14,066	14,607

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A3 Material Assumptions — Expense (continued)

	Budget	Updated
Ministry Programs and Assumptions	Estimate	at Q1	Plan	Plan
($ millions unless otherwise specified)	2018/19		2019/20	2020/21	2018/19 Sensitivities
Public Safety and Solicitor General	787	787	788	791
Policing, Victim Services and Corrections	685	685	685	688

Policing, Victim Services and Corrections costs are sensitive to the volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.

Emergency Program Act (EPA)	15	177	15	15

For authorized expenditures under the EPA, including those for further disasters, and the difference between initial estimates for disaster response and recovery costs and final project costs. In 2018/19, the projected EPA expenditures are based on forecasts as of June 30, 2018.

Social Development and Poverty Reduction	3,364	3,364	3,442	3,482
Temporary Assistance annual average caseload (#)	42,500	42,530	41,900	41,500

The expected to work caseload is sensitive to fluctuations in economic and employment trends. Costs are driven by changes to cost per case and caseload. Cost per case fluctuations result from changes in the needed supports required by clients, as well as caseload composition.

Disability Assistance annual average caseload (#)	108,900	106,200	112,300	113,800

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities. Cost per case fluctuations are driven primarily by earnings exemptions which is dependent on the level of income earned by clients.

Adult Community Living:
Developmental Disabilities Programs
Average caseload (#)	19,900	19,880	20,730	21,540

The adult community living caseload is sensitive to an aging population and to the level of service required. Cost per case fluctuations are driven by the proportion of clients receiving certain types of services at differing costs. For example, residential care services are significantly more costly than day programs. The average cost per client for PSI is projected to decrease to better reflect actual costs for the mix of services being provided.

Average cost per client ($)	46,200	46,600	45,700	45,000
Personal Supports Initiative (PSI)
Average caseload (#)	1,860	1,840	2,160	2,460
Average cost per client ($)	15,400	16,800	13,800	12,100

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A3 Material Assumptions — Expense (continued)

	Budget	Updated
Ministry Programs and Assumptions	Estimate	at Q1	Plan	Plan
($ millions unless otherwise specified)	2018/19		2019/20	2020/21	2018/19 Sensitivities
Tax Transfers	1,246	1,625	1,669	1,855
Individuals	515.0	515.0	515.0	515.0
Low Income Climate Action	235.0	235.0	235.0	235.0	These tax transfers are now expensed as required under generally accepted accounting principles.
Early Childhood Tax Benefit	140.0	140.0	140.0	140.0
Sales Tax	52.0	52.0	52.0	52.0
Small Business Venture Capital	30.0	30.0	30.0	30.0

Changes in 2017 tax transfers will result in one-time effect (prior-year adjustment) and could result in an additional base change in 2018/19. Production services tax credit is the most volatile of all tax transfers and is influenced by several factors including delay in filing returns and assessment of claims, length of projects and changes in the exchange rates.

BC Senior’s Home Renovation	2.0	2.0	2.0	2.0
Other tax transfers to individuals	55.9	55.9	55.9	55.9
Family Bonus Program	0.1	0.1	0.1	0.1
Corporations	731.0	1,110.0	1,154.0	1,340.0
Film and Television	86.0	86.0	86.0	86.0
Production Services	488.0	867.0	907.0	1,089.0
Scientific Research & Experimental Development	68.0	68.0	72.0	76.0
Interactive Digital Media	56.0	56.0	56.0	56.0
Mining Exploration	15.0	15.0	15.0	15.0
Other tax transfers to corporations	18.0	18.0	18.0	18.0
2018/19 tax transfer forecast incorporates adjustments retating to prior years.
Management of Public Funds and Debt	1,276	1,272	1,246	1,283
Interest rates for new provincial borrowing:					Full year impact on MoPD on interest costs of a 1% change in interest rates equals $35.2 million; $100 million increase in debt level equals $2.9 million.
Short-term	1.58%	1.65%	2.27%	2.59%
Long-term	3.62%	3.32%	3.81%	4.28%
CDN/US exchange rate (cents)	127.1	129.5	126.1	125.4
Service delivery agency net spending	6,460	6,621	6,892	6,715
School districts	360	419	263	240
Post-secondary institutions	3,381	3,492	3,659	3,737
Health authorities and hospital societies	571	590	678	582
BC Transportation Financing Authority	1,293	1,246	1,316	1,384
Other service delivery agencies	855	874	976	772

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A4 Operating Statement — 2011/12 to 2020/21

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
											(per cent)
Revenue	41,805	42,057	43,715	46,099	47,601	51,449	52,020	55,815	58,684	59,246	4.0
Expense	(42,047)	(43,204)	(43,401)	(44,439)	(46,791)	(48,722)	(51,719)	(54,796)	(57,374)	(58,462)	3.7
Surplus (deficit) before unusual items	(242)	(1,147)	314	1,660	810	2,727	301	1,019	1,310	784
Forecast allowance	—	—	—	—	—	—	—	(350)	(500)	(600)
Liability for HST transition funding repayment	(1,599)	—	—	—	—	—	—	—	—	—
Surplus (deficit)	(1,841)	(1,147)	314	1,660	810	2,727	301	669	810	184

Per cent of nominal GDP: [1]
Surplus (deficit)	-0.8	-0.5	0.1	0.7	0.3	1.0	0.1	0.2	0.3	0.1
Per cent of revenue:
Surplus (deficit)	-4.4	-2.7	0.7	3.6	1.7	5.3	0.6	1.2	1.4	0.3
Per capita ($): [2]
Surplus (deficit)	(409)	(252)	68	357	173	573	62	137	165	37

1 Surplus (deficit) as a per cent of nominal GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2018/19 amounts divided by nominal GDP for the 2018 calendar year).

2 Per capita revenue and expense is calculated using July 1 population (e.g. 2018/19 amounts divided by population on July 1, 2018).

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A5 Revenue by Source — 2011/12 to 2020/21

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
											(per cent)
Taxation revenue:
Personal income	6,427	6,977	6,862	8,076	8,380	9,704	8,923	10,457	10,548	11,019	6.2
Corporate income	2,002	2,204	2,427	2,635	2,787	3,003	4,165	4,559	4,552	4,390	9.1
Employer health	—	—	—	—	—	—	—	463	1,850	1,922	n/a
Sales	5,930	6,068	5,303	5,762	5,990	6,606	7,131	7,380	7,617	7,948	3.3
Fuel	928	890	917	932	973	969	1,010	1,032	1,039	1,047	1.3
Carbon	959	1,120	1,222	1,198	1,190	1,220	1,255	1,475	1,711	1,958	8.3
Tobacco	636	614	724	752	734	737	727	815	815	815	2.8
Property	1,913	1,985	2,080	2,154	2,219	2,279	2,367	2,607	3,002	3,119	5.6
Property transfer	944	758	937	1,065	1,533	2,026	2,141	1,985	1,957	1,907	8.1
Corporation capital	(5)	1	—	(1)	—	—	—	—	—	—	n/a
Insurance premium	411	433	458	483	520	549	602	610	625	635	5.0
	20,145	21,050	20,930	23,056	24,326	27,093	28,321	31,383	33,716	34,760	6.2
Natural resource revenue:
Natural gas royalties	339	169	445	493	139	152	161	209	276	274	-2.3
Bonus bids, rents on drilling rights and leases	928	868	859	834	765	633	276	276	227	168	-17.3
Columbia River Treaty	110	89	170	130	116	111	111	158	118	117	0.7
Other energy and minerals	529	306	269	267	226	403	619	432	375	360	-4.2
Forests	482	562	719	754	865	913	1,065	1,372	1,242	1,165	10.3
Other resources	424	479	493	459	460	499	463	461	473	483	1.5
	2,812	2,473	2,955	2,937	2,571	2,711	2,695	2,908	2,711	2,567	-1.0
Other revenue:
Medical Services Plan premiums	1,919	2,047	2,158	2,254	2,434	2,558	2,266	1,314	998	—	-100.0
Post-secondary education fees	1,291	1,345	1,445	1,544	1,666	1,828	2,034	2,172	2,246	2,319	6.7
Other health-care related fees	324	327	333	358	374	404	429	417	417	419	2.9
Motor vehicle licences and permits	479	489	504	499	521	529	557	570	583	596	2.5
Other fees and licences	722	699	770	770	841	894	963	970	961	987	3.5
Investment earnings	1,022	1,189	1,203	1,171	1,213	1,232	1,101	1,124	1,186	1,201	1.8
Sales of goods and services	930	942	946	967	1,011	1,131	1,133	1,082	1,090	1,111	2.0
Miscellaneous	1,746	1,673	2,256	1,893	2,287	2,377	2,410	2,127	2,130	2,118	2.2
	8,433	8,711	9,615	9,456	10,347	10,953	10,893	9,776	9,611	8,751	0.4
Contributions from the federal government:
Canada Health Transfer	3,858	3,887	4,280	4,186	4,454	4,744	4,994	5,192	5,417	5,629	4.3
Canada Social Transfer	1,526	1,555	1,589	1,641	1,695	1,751	1,854	1,905	1,964	2,026
Harmonized sales tax transition payments	580	—	—	—	—	—	—	—	—	—	n/a
Other cost shared agreements	1,760	1,605	1,645	1,452	1,498	1,672	2,207	2,024	1,930	2,004	1.5
	7,724	7,047	7,514	7,279	7,647	8,167	9,055	9,121	9,311	9,659	2.5
Commercial Crown corporation net income:
BC Hydro	558	509	549	581	655	684	683	712	712	712	2.7
Liquor Distribution Branch	909	930	877	935	1,031	1,083	1,119	1,107	1,146	1,202	3.2
BC Lotteries (net of payments to federal gov’t)	1,102	1,116	1,165	1,245	1,304	1,329	1,391	1,365	1,377	1,395	2.7
ICBC	84	231	136	657	(293)	(612)	(1,327)	(684)	(21)	80	-0.5
BC Railway Company	14	6	13	5	6	7	53	6	7	7	-7.4
Transportation Investment Corporation	(17)	(60)	(88)	(89)	(80)	(81)	(29)	—	—	—	-100.0
Other	41	44	49	37	87	115	116	121	114	113	11.9
Accounting adjustment [1]	—	—	—	—	—	—	(950)	—	—	—	n/a
	2,691	2,776	2,701	3,371	2,710	2,525	1,056	2,627	3,335	3,509	3.0
Total revenue	41,805	42,057	43,715	46,099	47,601	51,449	52,020	55,815	58,684	59,246	4.0

1         In 2017/18, total commercial Crown corporation net income included a $950 million summary level adjustment to address the Auditor General’s qualification in the 2016/17 Public Accounts with respect to Hydro’s deferred regulatory accounts.

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A6 Revenue by Source Supplementary Information — 2011/12 to 2020/21 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
											(per cent)
Per cent of nominal GDP: [2]
Taxation	9.3	9.5	9.1	9.5	9.7	10.3	10.1	10.7	11.1	11.0	1.9
Natural resources	1.3	1.1	1.3	1.2	1.0	1.0	1.0	1.0	0.9	0.8	-5.1
Other	3.9	3.9	4.2	3.9	4.1	4.2	3.9	3.3	3.2	2.8	-3.7
Contributions from the federal government	3.6	3.2	3.3	3.0	3.0	3.1	3.2	3.1	3.1	3.0	-1.7
Commercial Crown corporation net income	1.2	1.3	1.2	1.4	1.1	1.0	0.4	0.9	1.1	1.1	-1.3
Total revenue	19.3	19.0	19.1	19.0	18.9	19.5	18.6	19.0	19.3	18.7	-0.3
Growth rates (per cent):
Taxation	5.8	4.5	-0.6	10.2	5.5	11.4	4.5	10.8	7.4	3.1	n/a
Natural resources	3.1	-12.1	19.5	-0.6	-12.5	5.4	-0.6	7.9	-6.8	-5.3	n/a
Other	5.8	3.3	10.4	-1.7	9.4	5.9	-0.5	-10.3	-1.7	-8.9	n/a
Contributions from the federal government	-3.6	-8.8	6.6	-3.1	5.1	6.8	10.9	0.7	2.1	3.7	n/a
Commercial Crown corporation net income	-8.5	3.2	-2.7	24.8	-19.6	-6.8	-58.2	148.8	27.0	5.2	n/a
Total revenue	2.8	0.6	3.9	5.5	3.3	8.1	1.1	7.3	5.1	1.0	n/a
Per capita ($): [3]
Taxation	4,478	4,630	4,560	4,962	5,182	5,695	5,879	6,450	6,851	6,981	5.1
Natural resources	625	544	644	632	548	570	559	598	551	516	-2.1
Other	1,874	1,916	2,095	2,035	2,204	2,302	2,261	2,009	1,953	1,757	-0.7
Contributions from the federal government	1,717	1,550	1,637	1,567	1,629	1,717	1,880	1,874	1,892	1,940	1.4
Commercial Crown corporation net income	598	611	588	725	577	531	219	540	678	705	1.8
Total revenue	9,292	9,251	9,524	9,921	10,139	10,814	10,799	11,471	11,925	11,898	2.8

Real Per Capita Revenue (2017 $) [4]	9,970	9,816	10,114	10,430	10,544	11,044	10,799	11,176	11,370	11,115	1.2
Growth rate (per cent)	1.8	-1.5	3.0	3.1	1.1	4.7	-2.2	3.5	1.7	-2.2	1.3

1         Numbers may not add due to rounding.

2         Revenue as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2018/19 revenue divided by nominal GDP for the 2018 calendar year).

3         Per capita revenue is calculated using July 1 population (e.g. 2018/19 revenue divided by population on July 1, 2018).

4         Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2018 CPI for 2018/19 revenue).

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A7 Expense by Function — 2011/12 to 2020/21 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
											(per cent)
Function:
Health:
Medical Services Plan	3,873	3,906	4,114	4,136	4,345	4,573	4,623	4,959	5,054	5,062	3.0
Pharmacare	1,147	1,122	1,130	1,120	1,335	1,284	1,400	1,393	1,468	1,497	3.0
Regional services	11,255	11,784	11,960	12,410	12,811	13,079	13,747	14,489	15,209	15,764	3.8
Other healthcare expenses	642	690	658	704	712	753	1,157	843	844	845	3.1
	16,917	17,502	17,862	18,370	19,203	19,689	20,927	21,684	22,575	23,168	3.6
Education:
Elementary and secondary	5,885	6,002	6,133	6,064	6,303	6,422	6,921	7,256	7,274	7,280	2.4
Post-secondary	4,907	5,103	5,284	5,349	5,502	5,672	5,966	6,480	6,675	6,813	3.7
Other education expenses	436	423	410	414	407	374	204	358	355	368	-1.9
	11,228	11,528	11,827	11,827	12,212	12,468	13,091	14,094	14,304	14,461	2.9
Social services:
Social assistance	1,550	1,552	1,572	1,589	1,641	1,692	1,988	2,180	2,228	2,250	4.2
Child welfare	1,112	1,098	1,097	1,129	1,301	1,358	1,507	1,757	1,906	2,015	6.8
Low income tax credit transfers	509	534	279	248	247	244	239	287	287	287	-6.2
Community living and other services	769	806	857	881	917	949	1,003	1,095	1,122	1,140	4.5
	3,940	3,990	3,805	3,847	4,106	4,243	4,737	5,319	5,543	5,692	4.2
Protection of persons and property	1,512	1,539	1,520	1,451	1,572	1,655	1,930	1,808	1,657	1,659	1.0
Transportation	1,545	1,555	1,580	1,608	1,670	1,784	1,931	2,124	2,105	2,114	3.5
Natural resources & economic development	1,873	2,092	1,755	2,191	2,477	2,504	3,387	3,320	2,935	3,082	5.7
Other	1,414	1,346	1,184	1,288	1,264	2,260	1,536	1,787	1,970	2,153	4.8
Contingencies	—	—	—	—	—	—	17	550	750	650	n/a
Priority spending initiatives and caseload pressures	—	—	—	—	—	—	—	—	1,366	1,252	n/a
General government	1,235	1,262	1,386	1,359	1,501	1,532	1,540	1,456	1,432	1,370	1.2
Debt servicing	2,383	2,390	2,482	2,498	2,786	2,587	2,623	2,654	2,737	2,861	2.1
Operating expense	42,047	43,204	43,401	44,439	46,791	48,722	51,719	54,796	57,374	58,462	3.7
Unusual items:
HST transition funding repayment	1,599	—	—	—	—	—	—	—	—	—
Total expense	43,646	43,204	43,401	44,439	46,791	48,722	51,719	54,796	57,374	58,462
Per cent of operating expense:
Health	40.2	40.5	41.2	41.3	41.0	40.4	40.5	39.6	39.3	39.6	-0.2
Education	26.7	26.7	27.3	26.6	26.1	25.6	25.3	25.7	24.9	24.7	-0.8
Social services and housing	9.4	9.2	8.8	8.7	8.8	8.7	9.2	9.7	9.7	9.7	0.4
Protection of persons and property	3.6	3.6	3.5	3.3	3.4	3.4	3.7	3.3	2.9	2.8	-2.6
Transportation	3.7	3.6	3.6	3.6	3.6	3.7	3.7	3.9	3.7	3.6	-0.2
Natural resources & economic development	4.5	4.8	4.0	4.9	5.3	5.1	6.5	6.1	5.1	5.3	1.9
Other	3.4	3.1	2.7	2.9	2.7	4.6	3.0	3.3	3.4	3.7	1.0
Contingencies	—	—	—	—	—	—	0.0	1.0	1.3	1.1	n/a
Priority spending initiatives and caseload pressures	—	—	—	—	—	—	—	—	2.4	2.1	n/a
General government	2.9	2.9	3.2	3.1	3.2	3.1	3.0	2.7	2.5	2.3	-2.5
Debt servicing	5.7	5.5	5.7	5.6	6.0	5.3	5.1	4.8	4.8	4.9	-1.6
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A8 Expense by Function Supplementary Information — 2011/12 to 2020/21 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
											(per cent)
Per cent of nominal GDP: [2]
Health	7.8	7.9	7.8	7.6	7.6	7.5	7.5	7.4	7.4	7.3	-0.7
Education	5.2	5.2	5.2	4.9	4.9	4.7	4.7	4.8	4.7	4.6	-1.4
Social services	1.8	1.8	1.7	1.6	1.6	1.6	1.7	1.8	1.8	1.8	-0.1
Protection of persons and property	0.7	0.7	0.7	0.6	0.6	0.6	0.7	0.6	0.5	0.5	-3.1
Transportation	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	-0.7
Natural resources & economic development	0.9	0.9	0.8	0.9	1.0	1.0	1.2	1.1	1.0	1.0	1.3
Other	0.7	0.6	0.5	0.5	0.5	0.9	0.5	0.6	0.6	0.7	0.5
Contingencies	—	—	—	—	—	—	0.0	0.2	0.2	0.2	n/a
Priority spending initiatives and caseload pressures	—	—	—	—	—	—	—	—	0.4	0.4	n/a
General government	0.6	0.6	0.6	0.6	0.6	0.6	0.5	0.5	0.5	0.4	-3.0
Debt servicing	1.1	1.1	1.1	1.0	1.1	1.0	0.9	0.9	0.9	0.9	-2.2
Operating expense	19.4	19.5	19.0	18.4	18.6	18.5	18.4	18.7	18.8	18.5	-0.6
Growth rates (per cent):
Health	5.8	3.5	2.1	2.8	4.5	2.5	6.3	3.6	4.1	2.6	n/a
Education	0.6	2.7	2.6	0.0	3.3	2.1	5.0	7.7	1.5	1.1	n/a
Social services	4.1	1.3	-4.6	1.1	6.7	3.3	11.6	12.3	4.2	2.7	n/a
Protection of persons and property	4.4	1.8	-1.2	-4.5	8.3	5.3	16.6	-6.3	-8.4	0.1	n/a
Transportation	-2.2	0.6	1.6	1.8	3.9	6.8	8.2	10.0	-0.9	0.4	n/a
Natural resources & economic development	-20.3	11.7	-16.1	24.8	13.1	1.1	35.3	-2.0	-11.6	5.0	n/a
Other	17.1	-4.8	-12.0	8.8	-1.9	78.8	-32.0	16.3	10.2	9.3	n/a
General government	7.8	2.2	9.8	-1.9	10.4	2.1	0.5	-5.5	-1.6	-4.3	n/a
Debt servicing	5.8	0.3	3.8	0.6	11.5	-7.1	1.4	1.2	3.1	4.5	n/a
Operating expense	2.7	2.8	0.5	2.4	5.3	4.1	6.2	5.9	4.7	1.9	n/a
Per capita ($): [3]
Health	3,760	3,850	3,891	3,954	4,090	4,138	4,344	4,456	4,587	4,653	2.4
Education	2,496	2,536	2,577	2,545	2,601	2,621	2,718	2,896	2,907	2,904	1.7
Social services	876	878	829	828	875	892	983	1,093	1,126	1,143	3.0
Protection of persons and property	336	339	331	312	335	348	401	372	337	333	-0.1
Transportation	343	342	344	346	356	375	401	437	428	425	2.4
Natural resources & economic development	416	460	382	472	528	526	703	682	596	619	4.5
Other	314	296	258	277	269	475	319	367	400	432	3.6
Contingencies	—	—	—	—	—	—	4	113	152	131	n/a
Priority spending initiatives and caseload pressures	—	—	—	—	—	—	—	—	278	251	n/a
General government	274	278	302	292	320	322	320	299	291	275	0.0
Debt servicing	530	526	541	538	593	544	545	545	556	575	0.9
Operating expense	9,345	9,505	9,455	9,564	9,967	10,241	10,738	11,260	11,658	11,741	2.6
Real Per Capita Operating Expense (2017 $) [4]	10,027	10,084	10,042	10,055	10,365	10,458	10,736	10,972	11,116	10,968	1.0
Growth rate (per cent)	-0.4	0.6	-0.4	0.1	3.1	0.9	2.7	2.2	1.3	-1.3	0.9

1              Numbers may not add due to rounding.

2              Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2018/19 expense divided by nominal GDP for the 2018 calendar year).

3              Per capita expense is calculated using July 1 population (e.g. 2018/19 expense divided by population on July 1, 2018).

4              Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2018 CPI for 2018/19 expense).

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A9 Full-Time Equivalents (FTEs) — 2011/12 to 2020/2021 1

								Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Estimate	Plan	Plan	annual
	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF) [2]	27,228	27,326	26,526	26,679	27,192	27,940	29,291	29,500	29,600	29,600	0.9
Service delivery agencies [3]	4,346	4,508	4,640	4,798	4,803	4,850	5,076	5,065	5,111	5,112	1.8
Total FTEs	31,574	31,834	31,166	31,477	31,995	32,790	34,367	34,565	34,711	34,712	1.1
Growth rates (per cent):
Ministries and special offices (CRF)	-9.9	0.4	-2.9	0.6	1.9	2.8	4.8	0.7	0.3	0.0	-0.1
Service delivery agencies	1.2	3.7	2.9	3.4	0.1	1.0	4.7	-0.2	0.9	0.0	1.8
Population per FTE: [4]
Total FTEs	142.5	142.8	147.3	147.6	146.7	145.1	140.2	140.8	141.8	143.5	0.1

1         Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

2         The ministry 2011/12 FTE total includes a reduction of about 3,200 FTEs reflecting the shift of BC Ambulance Service oversight from the Ministry of Health to the Provincial Health Services Authority.

3         Service delivery agency FTE amounts do not include SUCH sector staff employment.

4         Population per FTE is calculated using July 1 population (e.g. population on July 1, 2018 divided by 2018/19 FTEs).

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A10 Capital Spending — 2011/12 to 2020/21

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
											(per cent)
Taxpayer-supported:
Education
Schools districts	560	509	466	420	430	474	578	571	690	761	3.5
Post-secondary institutions	655	591	507	718	746	792	968	958	933	864	3.1
Health	732	742	690	900	923	1,004	890	1,294	1,058	1,136	5.0
BC Transportation Financing Authority [1]	921	1,005	1,017	822	867	823	717	1,462	1,745	1,816	7.8
BC Transit	37	48	80	83	51	41	115	150	159	103	12.0
Vancouver Convention Centre expansion	1	—	—	—	—	—	—	—	—	—	n/a
BC Place redevelopment	194	6	—	—	—	—	—	—	—	—	n/a
Government direct (ministries)	245	267	298	326	290	301	430	536	513	452	7.0
Housing	196	92	65	107	127	184	169	533	277	444	9.5
Other [2]	24	19	28	31	25	40	41	75	64	49	8.3
	3,565	3,279	3,151	3,407	3,459	3,659	3,908	5,579	5,439	5,625	5.2
Self-supported:
BC Hydro	1,703	1,929	2,036	2,169	2,306	2,444	2,473	3,717	2,789	3,142	7.0
Columbia River power projects	108	94	52	28	15	2	1	5	4	3	-32.8
Transportation Investment Corporation [1]	734	540	202	76	25	38	4	—	—	—	n/a
BC Railway Company	9	10	8	5	23	4	11	42	3	2	-15.4
ICBC	92	73	82	88	90	62	54	105	65	40	-8.8
BC Lottery Corporation	74	97	100	69	68	86	82	105	105	90	2.2
Liquor Distribution Branch	19	10	13	25	23	27	48	104	49	56	12.8
Other [3]	5	12	26	28	23	62	56	—	—	—	n/a
	2,744	2,765	2,519	2,488	2,573	2,725	2,729	4,078	3,015	3,333	2.2
Total capital spending	6,309	6,044	5,670	5,895	6,032	6,384	6,637	9,657	8,454	8,958	4.0
Per cent of nominal GDP: [4]
Taxpayer-supported	1.6	1.5	1.4	1.4	1.4	1.4	1.4	1.9	1.8	1.8	0.9
Self-supported	1.3	1.2	1.1	1.0	1.0	1.0	1.0	1.4	1.0	1.1	-2.0
Total	2.9	2.7	2.5	2.4	2.4	2.4	2.4	3.3	2.8	2.8	-0.3
Growth rates:
Taxpayer-supported	-13.3	-8.0	-3.9	8.1	1.5	5.8	6.8	42.8	-2.5	3.4	4.1
Self-supported	11.1	0.8	-8.9	-1.2	3.4	5.9	0.1	49.4	-26.1	10.5	4.5
Total	-4.1	-4.2	-6.2	4.0	2.3	5.8	4.0	45.5	-12.5	6.0	4.1
Per capita: [5]
Taxpayer-supported	792	721	686	733	737	769	811	1,147	1,105	1,130	4.0
Self-supported	610	608	549	535	548	573	567	838	613	669	1.0
Total	1,402	1,329	1,235	1,269	1,285	1,342	1,378	1,985	1,718	1,799	2.8

Real Per Capita Capital Spending (2017 $) [6]	1,505	1,411	1,312	1,334	1,336	1,370	1,378	1,934	1,638	1,681	1.2
Growth rate (per cent)	-5.1	-6.2	-7.0	1.7	0.2	2.6	0.5	40.3	-15.3	2.6	1.4

1         Includes Transportation Investment Plan capital spending and, beginning in 2017/18, Transportation Investment Corporation rehabilitation costs for the Port Mann bridge due to reclassification from self-supported commercial Crown corporation to a taxpayer-supported agency in response to the cancellation of tolls. Effective April 1, 2018, Transportation Investment Corporation becomes a subsidiary of BCTFA.

2         Includes BC Pavilion Corporation and other service delivery agencies.

3         Includes post-secondary institutions’ self-supported subsidiaries.

4         Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2018/19 amounts divided by nominal GDP for the 2018 calendar year).

5         Per capita capital spending is calculated using July 1 population (e.g. 2018/19 amounts divided by population on July 1, 2018).

6         Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2018 CPI for 2018/19 capital spending).

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A11 Statement of Financial Position — 2011/12 to 2020/21

								Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Estimate	Plan	Plan	annual
($ millions)	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
											(per cent)
Financial assets:
Cash and temporary investments	3,235	3,173	2,801	3,675	3,892	4,232	3,440	2,521	2,358	2,539	-2.7
Other financial assets	7,938	8,186	9,334	9,115	9,636	10,143	11,650	12,266	12,764	13,415	6.0
Sinking funds	1,491	1,778	835	977	1,580	1,087	1,348	744	677	492	-11.6
Investments in commercial Crown corporations:
Retained earnings	6,998	7,541	7,839	8,271	7,531	7,511	6,128	6,428	7,097	7,880	1.3
Recoverable capital loans	15,167	17,208	19,255	20,624	22,041	23,809	20,534	22,581	23,562	24,691	5.6
	22,165	24,749	27,094	28,895	29,572	31,320	26,662	29,009	30,659	32,571	4.4
	34,829	37,886	40,064	42,662	44,680	46,782	43,100	44,540	46,458	49,017	3.9
Liabilities:
Accounts payable & accrued liabilities	9,119	9,149	8,298	8,312	8,486	8,937	9,670	9,866	10,445	10,910	2.0
Deferred revenue	10,413	9,828	9,661	9,771	9,743	9,525	9,928	10,329	10,901	11,536	1.1
Debt:
Taxpayer-supported debt	34,659	38,182	41,068	41,880	42,719	41,499	43,607	44,717	46,698	50,072	4.2
Self-supported debt	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,447	24,410	25,518	5.7
Forecast allowance	—	—	—	—	—	—	—	350	500	600	n/a
Total provincial debt	50,193	55,816	60,693	62,920	65,251	65,837	64,919	68,514	71,608	76,190	4.7
Add: debt offset by sinking funds	1,491	1,778	835	977	1,580	1,087	1,348	744	677	492	-11.6
Less: guarantees and non-guaranteed debt	(730)	(755)	(726)	(739)	(820)	(835)	(896	(873)	(854)	(835)	1.5
Financial statement debt	50,954	56,839	60,802	63,158	66,011	66,089	65,371	68,385	71,431	75,847	4.5
	70,486	75,816	78,761	81,241	84,240	84,551	84,969	88,580	92,777	98,293
Net liabilities	(35,657)	(37,930)	(38,697)	(38,579)	(39,560)	(37,769)	(41,869	(44,040)	(46,319)	(49,276)	3.7
Capital and other assets:
Tangible capital assets	35,692	36,762	37,778	39,028	40,282	41,303	45,837	49,097	52,086	55,172	5.0
Restricted assets	1,377	1,442	1,493	1,553	1,631	1,695	1,768	1,823	1,880	1,936	3.9
other assets	894	966	1,307	1,281	1,093	1,180	1,010	733	737	735	-2.2
	37,963	39,170	40,578	41,862	43,006	44,178	48,615	51,653	54,703	57,843	4.8
Accumulated surplus (deficit)	2,306	1,240	1,881	3,283	3,446	6,409	6,746	7,613	8,384	8,567	15.7
Per cent of nominal GDP: [1]
Net liabilities	16.4	17.1	16.9	15.9	15.7	14.3	14.9	15.0	15.2	15.6	-0.6
Capital and other assets	17.5	17.7	17.7	17.3	17.1	16.8	17.3	17.6	17.9	18.3	0.5
Growth rates (per cent):
Net liabilities	11.3	6.4	2.0	-0.3	2.5	-4.5	10.9	16.6	5.2	6.4	-6.1
Capital and other assets	4.1	3.2	3.6	3.2	2.7	2.7	10.0	16.9	5.9	5.7	3.9
Per capita: [2]
Net liabilities	7,925	8,343	8,431	8,303	8,427	7,939	8,692	9,051	9,412	9,896	2.5
Capital and other assets	8,438	8,616	8,840	9,009	9,161	9,286	10,092	10,615	11,116	11,616	3.6

1         Net liabilities as a per cent of nominal GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2018/19 amount divided by nominal GDP for the 2018 calendar year).

2         Per capita net liabilities is calculated using July 1 population (e.g. 2018/19 amount divided by population on July 1, 2018).

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A12 Changes in Financial Position — 2011/12 to 2020/21

								Budget
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Estimate	Plan	Plan	10-Year
($ millions)	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	Total
(Surplus) deficit for the year	1,841	1,147	(314)	(1,660)	(810)	(2,727)	(301)	(669)	(810)	(184)	(4,487)
Comprehensive income (increase) decrease	287	(81)	(327)	258	647	(236)	(36)	(198)	39	1	354
Change in accumulated (surplus) deficit	2,128	1,066	(641)	(1,402)	(163)	(2,963)	(337)	(867)	(771)	(183)	(4,133)
Capital and other asset changes:
Taxpayer-supported capital investments	3,565	3,279	3,151	3,407	3,459	3,659	3,908	5,579	5,439	5,625	41,071
Less: amortization and other accounting changes	(2,151)	(2,209)	(2,135)	(2,157)	(2,205)	(2,638)	626	(2,319)	(2,450)	(2,539)	(20,177)
Increase in net capital assets	1,414	1,070	1,016	1,250	1,254	1,021	4,534	3,260	2,989	3,086	20,894
Increase (decrease) in restricted assets	65	65	51	60	78	64	73	55	57	56	624
Increase (decrease) in other assets	3	72	341	(26)	(188)	87	(170)	(277)	4	(2)	(156)
	1,482	1,207	1,408	1,284	1,144	1,172	4,437	3,038	3,050	3,140	21,362
Increase (decrease) in net liabilities	3,610	2,273	767	(118)	981	(1,791)	4,100	2,171	2,279	2,957	17,229

Investment and working capital changes:
Increase (decrease) in cash and temporary investments	175	(62)	(372)	874	217	340	(792)	(919)	(163)	181	(521)
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(94)	543	298	432	(740)	(20)	(1,383)	300	669	783	788
Self-supported capital investments	2,744	2,765	2,519	2,488	2,573	2,725	2,729	4,078	3,015	3,333	28,969
Less: loan repayments and other accounting changes	(719)	(724)	(472)	(1,119)	(1,156)	(957)	(6,004)	(2,031)	(2,034)	(2,204)	(17,420)
	1,931	2,584	2,345	1,801	677	1,748	(4,658)	2,347	1,650	1,912	12,337
Other working capital changes	(871)	1,090	1,223	(201)	978	(219)	632	(585)	(720)	(634)	693
	1,235	3,612	3,196	2,474	1,872	1,869	(4,818)	843	767	1,459	13,358
Increase (decrease) in financial statement debt	4,845	5,885	3,963	2,356	2,853	78	(718)	3,014	3,046	4,416	29,738
(Increase) decrease in sinking fund debt	(81)	(287)	943	(142)	(603)	493	(261)	604	67	185	918
Increase (decrease) in guarantees	99	(34)	27	(33)	6	(23)	(188)	(111)	(1)	2	(256)
Increase (decrease) in non-guaranteed debt	176	59	(56)	46	75	38	249	88	(18)	(21)	636
Increase (decrease) in total provincial debt	5,039	5,623	4,877	2,227	2,331	586	(918)	3,595	3,094	4,582	31,036
Represented by increase (decrease) in:
Taxpayer-supported debt	2,838	3,523	2,886	812	839	(1,220)	2,108	1,110	1,981	3,374	18,251
Self-supported debt	2,201	2,100	1,991	1,415	1,492	1,806	(3,026)	2,135	963	1,108	12,185
Forecast allowance	—	—	—	—	—	—	—	350	150	100	600
Total provincial debt	5,039	5,623	4,877	2,227	2,331	586	(918)	3,595	3,094	4,582	31,036

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A13 Provincial Debt — 2011/12 to 2020/21

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
											(per cent)
Taxpayer-supported debt:
Provincial government direct operating	7,813	9,408	10,223	9,280	8,034	4,644	1,156	—	—	—	-100.0
Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	4,185	4,315	4,386	4,518	4,731	4,984	5,328	5,481	5,532	5,672	3.4
School districts	6,407	6,830	7,245	7,600	8,033	8,473	8,908	8,922	8,653	8,922	3.7
	10,592	11,145	11,631	12,118	12,764	13,457	14,236	14,403	14,185	14,594	3.6
Health facilities	5,293	5,691	6,038	6,522	6,998	7,552	7,903	8,068	8,031	8,491	5.4
Highways, ferries and public transit
BC Transit	183	163	143	123	106	94	84	127	161	183	0.0
BC Transportation Financing Authority	6,287	7,084	7,912	8,428	9,177	9,974	10,388	11,766	13,423	15,140	10.3
Port Mann Bridge [1]	—	—	—	—	—	—	3,508	3,508	3,508	3,508	n/a
Public transit	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	0.0
SkyTrain extension	1,174	1,174	1,174	1,174	1,174	1,174	1,174	1,174	1,174	1,174	0.0
	8,644	9,421	10,229	10,725	11,457	12,242	16,154	17,575	19,266	21,005	10.4
Other
BC Immigrant Investment Fund	398	363	440	414	304	217	161	51	37	31	-24.7
BC Pavilion Corporation	383	383	382	381	389	376	374	384	391	398	0.4
Provincial government general capital	808	1,073	1,372	1,698	1,987	2,288	2,718	3,167	3,558	3,945	19.3
Social Housing	674	658	719	715	760	695	878	1,042	1,203	1,582	9.9
Other	54	40	34	27	26	28	27	27	27	26	-7.8
	2,317	2,517	2,947	3,235	3,466	3,604	4,158	4,671	5,216	5,982	11.1
Total other taxpayer-supported debt	26,846	28,774	30,845	32,600	34,685	36,855	42,451	44,717	46,698	50,072	7.2
Total taxpayer-supported debt	34,659	38,182	41,068	41,880	42,719	41,499	43,607	44,717	46,698	50,072	4.2

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	12,978	14,167	15,559	16,544	17,929	19,685	19,990	22,095	23,059	24,193	7.2
BC Lotteries	90	132	155	140	150	145	155	165	188	188	8.5
Columbia Power Corporation	—	—	—	300	296	291	286	281	276	270	n/a
Columbia River power projects	481	475	470	464	459	448	433	417	400	382	-2.5
Post-secondary institution subsidiaries	173	215	198	222	310	340	418	418	418	418	10.3
Transportation Investment Corporation [1]	1,779	2,610	3,209	3,335	3,355	3,398	—	—	—	—	n/a
Other	33	35	34	35	33	31	30	71	69	67	8.2
Total self-supported debt	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,447	24,410	25,518	5.7
Forecast allowance	—	—	—	—	—	—	—	350	500	600	n/a
Total provincial debt	50,193	55,816	60,693	62,920	65,251	65,837	64,919	68,514	71,608	76,190	4.7

1         Beginning in 2017/18, debt related to the Port Mann Bridge has been reclassified as taxpayer-supported due to the elimination of tolls effective September 1, 2017.

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A14 Provincial Debt Supplementary Information — 2011/12 to 2020/21 1

								Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Estimate	Plan	Plan	annual
($ millions)	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
											(per cent)
Per cent of nominal GDP: [2]
Taxpayer-supported debt:
Provincial government direct operating	3.6	4.2	4.5	3.8	3.2	1.8	0.4	—	—	—	-100.0
Education facilities	4.9	5.0	5.1	5.0	5.1	5.1	5.1	4.9	4.7	4.6	-0.7
Health facilities	2.4	2.6	2.6	2.7	2.8	2.9	2.8	2.8	2.6	2.7	1.0
Highways, ferries and public transit	4.0	4.3	4.5	4.4	4.6	4.6	5.8	6.0	6.3	6.6	5.8
Other	1.1	1.1	1.3	1.3	1.4	1.4	1.5	1.6	1.7	1.9	6.5
Total taxpayer-supported debt	16.0	17.2	17.9	17.3	17.0	15.7	15.6	15.3	15.3	15.8	-0.1
Self-supported debt:
Commercial Crown corporations & agencies	7.2	8.0	8.6	8.7	9.0	9.2	7.6	8.0	8.0	8.1	1.3
Total provincial debt	23.2	25.2	26.5	26.0	25.9	25.0	23.1	23.4	23.5	24.1	0.4
Growth rates (per cent):
Taxpayer-supported debt:
Provincial government direct operating	12.2	20.4	8.7	-9.2	-13.4	-42.2	-75.1	-100.0	0.0	0.0	-19.9
Education facilities	4.8	5.2	4.4	4.2	5.3	5.4	5.8	1.2	-1.5	2.9	3.8
Health facilities	8.1	7.5	6.1	8.0	7.3	7.9	4.6	2.1	-0.5	5.7	5.7
Highways, ferries and public transit	6.8	9.0	8.6	4.8	6.8	6.9	32.0	8.8	9.6	9.0	10.2
Other	31.7	8.6	17.1	9.8	7.1	4.0	15.4	12.3	11.7	14.7	13.2
Total taxpayer-supported debt	8.9	10.2	7.6	2.0	2.0	-2.9	5.1	2.5	4.4	7.2	4.7
Self-supported debt:
Commercial Crown corporations & agencies	16.5	13.5	11.3	7.2	7.1	8.0	-12.4	10.0	4.1	4.5	7.0
Total provincial debt	11.2	11.2	8.7	3.7	3.7	0.9	-1.4	5.5	4.5	6.4	5.4
Per capita: [3]
Taxpayer-supported debt:
Provincial government direct operating	1,737	2,069	2,227	1,997	1,711	976	240	—	—	—	-100.0
Education facilities	2,354	2,451	2,534	2,608	2,719	2,828	2,955	2,960	2,883	2,931	2.5
Health facilities	1,176	1,252	1,315	1,404	1,491	1,587	1,641	1,658	1,632	1,705	4.2
Highways, ferries and public transit	1,921	2,072	2,229	2,308	2,440	2,573	3,353	3,612	3,915	4,218	9.1
Other	515	554	642	696	738	758	863	960	1,060	1,201	9.9
Total taxpayer-supported debt	7,703	8,398	8,947	9,013	9,099	8,723	9,052	9,190	9,489	10,056	3.0
Self-supported debt:
Commercial Crown corporations & agencies	3,453	3,879	4,276	4,528	4,799	5,116	4,424	4,819	4,960	5,125	4.5
Total provincial debt	11,156	12,277	13,223	13,541	13,899	13,838	13,477	14,080	14,551	15,301	3.6
Real Per Capita Provincial Debt (2017 $) [4]	11,970	13,028	14,043	14,236	14,454	14,132	13,477	13,718	13,874	14,294	2.0
Growth rate (per cent)	10.1	8.8	7.8	1.4	1.5	-2.2	-4.6	1.8	1.1	3.0	2.9

1            Numbers may not add due to rounding.

2            Debt as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2018/19 debt divided by nominal GDP for the 2018 calendar year).

3            Per capita debt is calculated using July 1 population (e.g. 2018/19 debt divided by population on July 1, 2018).

4            Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2018 CPI for 2018/19 debt).

First Quarterly Report 2018/19

Appendix — Fiscal Plan Update

Table A15 Key Provincial Debt Indicators — 2011/12 to 2020/21

								Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Estimate	Plan	Plan	annual
	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	change
											(per cent)
Debt to revenue (per cent)
Total provincial	94.7	104.1	107.8	106.7	105.9	99.3	93.7	95.3	95.9	99.6	0.6
Taxpayer-supported	85.1	93.6	96.4	94.1	91.3	81.8	82.5	82.0	82.3	87.5	0.3
Debt per capita ($) [1]
Total provincial	11,156	12,277	13,223	13,541	13,899	13,838	13,477	14,080	14,551	15,301	3.6
Taxpayer-supported	7,703	8,398	8,947	9,013	9,099	8,723	9,052	9,190	9,489	10,056	3.0
Debt to nominal GDP (per cent) [2]
Total provincial	23.2	25.2	26.5	26.0	25.9	25.0	23.1	23.4	23.5	24.1	0.4
Taxpayer-supported	16.0	17.2	17.9	17.3	17.0	15.7	15.5	15.3	15.3	15.8	-0.1
Interest bite (cents per dollar of revenue) [3]
Total provincial	4.3	4.4	4.3	4.3	4.7	3.8	3.8	3.7	3.8	3.9	-1.3
Taxpayer-supported	4.0	3.9	3.7	3.7	4.0	3.2	3.3	3.3	3.3	3.5	-1.6
Interest costs ($ millions)
Total provincial	2,300	2,339	2,444	2,525	2,879	2,521	2,608	2,673	2,807	2,962	2.9
Taxpayer-supported	1,625	1,600	1,583	1,651	1,892	1,644	1,725	1,791	1,854	1,976	2.2
Interest rate (per cent) [4]
Taxpayer-supported	4.9	4.4	4.0	4.0	4.5	3.9	4.1	4.1	4.1	4.2	-1.8
Background Information:
Revenue ($ millions)
Total provincial [5]	53,001	53,637	56,279	58,952	61,589	66,334	69,315	71,859	74,672	76,512	4.2
Taxpayer-supported [6]	40,742	40,775	42,611	44,514	46,805	50,726	52,866	54,515	56,763	57,238	3.8
Debt ($ millions)
Total provincial	50,193	55,816	60,693	62,920	65,251	65,837	64,919	68,514	71,608	76,190	4.7
Taxpayer-supported [7]	34,659	38,182	41,068	41,880	42,719	41,499	43,607	44,717	46,698	50,072	4.2
Provincial nominal GDP ($ millions) [8]	216,784	221,413	228,973	242,044	251,744	263,706	280,437	293,186	304,759	316,792	4.3
Population (thousands at July 1) [9]	4,499	4,546	4,590	4,646	4,695	4,758	4,817	4,866	4,921	4,980	1.1

[1]	The ratio of debt to population (e.g. 2018/19 debt divided by population at July 1, 2018).
[2]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2018/19 debt divided by 2018 nominal GDP).
[3]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
[4]	Weighted average of all outstanding debt issues.
[5]	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.
[6]	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.
[7]	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
[8]	Nominal GDP for the calendar year ending in the fiscal year (e.g. nominal GDP for 2018 is used for the fiscal year ended March 31, 2019).
[9]	Population at July 1st within the fiscal year (e.g. population at July 1, 2018 is used for the fiscal year ended March 31, 2019).

First Quarterly Report 2018/19

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